                                                                 EXHIBIT 10.10


                           ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 11th day of July, 1995, by and among CROWN CASINO CORPORATION, a Texas corporation ("Crown"), and CROWN CASINO NEVADA, INC., a Nevada corporation ("Buyer"), SLT REALTY LIMITED PARTNERSHIP, a Delaware Limited Partnership (the "Partnership"), and HOTEL INVESTORS CORPORATION OF NEVADA, INC., a Nevada corporation ("HICN," and together with the Partnership, "Sellers"), with reference to the following facts:

         A. The Partnership owns that certain hotel, restaurant, bar and casino commonly known as the Bourbon Street Hotel & Casino located at 120 E. Flamingo Road, Las Vegas, Nevada 89109 (the "Hotel/Casino"), as well as the real and personal property comprising a 24 unit apartment building located at 135 Albert, Las Vegas, Nevada 89109 (the "Apartment Building").

         B. The Hotel/Casino is currently leased by the Partnership to, and the Hotel/Casino is currently operated by, HICN pursuant to that certain amended and restated lease dated January 1, 1993 "Partnership/HICN Lease").
The Apartment Building is operated by the Partnership. HICN owns or otherwise has the right to use all coin-operated gaming devices, gaming equipment and all food and beverage inventories and gift shop inventories located at the Hotel/Casino.

         C.      Buyer is the wholly-owned subsidiary of Crown.

         D. Buyer and Sellers heretofore have entered into negotiations pursuant to which Buyer offered to purchase and acquire from Sellers, upon the terms and subject to the conditions set forth herein, the assets hereinafter described.

         NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties herein contained, Crown, Buyer and Sellers agree as follows:

Article 1.  Sale and Purchase of Assets.

         1.1 Upon the terms and subject to the conditions hereinafter set forth:

                 1.1.1 At the "First Closing" (as defined in Section 4.1 hereof), Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all right, title and interest of Sellers in and to the "Non-Gaming Assets" (as defined in Section 1.2 hereof); and
                 1.1.2 At the "Second Closing" (as defined in Section 4A.1 hereof), Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all right, title and interest of Sellers in and to the "Gaming Assets"
         (as defined in Section 1.3 hereof).

         1.2 As used in this Agreement, the term "Non-Gaming Assets" means and includes:

                 1.2.1 The land and all appurtenances thereto on which the Hotel/Casino is located, which land (the "Hotel Land"), is more particularly described on Exhibit 1.2.1 hereto;

                 1.2.2 All buildings, structures, parking areas and other improvements located on the Hotel Land (the "Hotel Improvements");

                 1.2.3 The land and all appurtenances thereto on which the Apartment Building is located, which land (the "Apartment Land"), is more particularly described on Exhibit 1.2.3 hereto;

                 1.2.4 All buildings, structures, parking areas and other improvements located on the Apartment Land (the "Apartment Improvements");

                 1.2.5 All furniture, fixtures and equipment owned or leased by a Seller or which a Seller otherwise has the right to use and located at the Hotel/Casino or the Apartment Building, including, without limitation, those assets that will be listed on Exhibit 1.2.5 hereto at the time a schedule of those assets is prepared in accordance with subsection 4D.3.10 hereof, but excluding the Gaming Assets (collectively, the "FF & E");

                 1.2.6    The automobile(s) and other vehicle(s) listed on
         Exhibit 1.2.6 hereto;

                 1.2.7 All customer lists, sales records, files, supplier lists, credit information, business records and plans, sales and promotional literature and other selling material, and computer software related to the foregoing;

                 1.2.8 All rights for public utility connection access, if any, including water, waste water, sewage and drainage "hook-ups" with state or local government agencies or public utilities, and all transferable licenses, permits, certificates or similar governmental approvals or authorizations, including occupancy, life-safety, and elevator operation permits issued by state or local government agencies; provided, however, Buyer shall be responsible for processing and paying all costs and expenses associated with the transfer of any such access rights or licenses, permits, certificates, approvals or authorizations.

                 1.2.9 All other assets of the Hotel/Casino and all rights of Sellers or either of them in connection therewith, including, without limitation, the name and service mark "Bourbon Street Hotel & Casino" and Sellers' respective rights under the contracts and commitments referred to in the first paragraph of subsection 2.1.4 hereof, but excluding any such asset(s) as are Gaming Assets.

         1.3 As used in this Agreement, the term "Gaming Assets" means and includes:

                 1.3.1    All coin operated gaming devices and
         associated equipment ("Slot Machines"), owned by HICN and located at the Hotel/Casino;

                 1.3.2    The stock-in-trade and inventory of the
         Casino, including, without limitation, all dice, playing cards and casino chips and tokens; and

                 1.3.3 All rights of Sellers or either of them in connection with the assets described in the preceding subsections 1.3.1 through 1.3.2, and Sellers' respective rights under the Gaming Service Contracts (as defined in subsection 2.1.4 hereof).

As used herein, the term "Casino" means that portion of the Hotel/Casino in which any gaming activity or related function is conducted. A list of the Slot Machines located at the Casino as of the date hereof is attached hereto as
Exhibit 1.3.1.

         1.4 The Non-Gaming Assets and the Gaming Assets (together the "Assets"), sold to Buyer hereunder shall, subject to Sections 10.3 and 10A.1 hereof, mean such assets as are Non-Gaming Assets and Gaming Assets as of the First Closing and the Second Closing, respectively, and notwithstanding any provision of Sections 1.2 or 1.3 hereof to the contrary, neither the Non-Gaming Assets nor the Gaming Assets shall include:

                 1.4.1 Any of Sellers' food, beverage and gift shop inventories located at the Hotel/Casino, but excluding stock which is not useable and saleable (collectively, the "Inventories");

                 1.4.2 Any of Sellers' cash or cash equivalents, coinage or casino bankroll;

                 1.4.3    Any utility or other deposits of a Seller;

                 1.4.4 Any accounts, notes or other receivables of a Seller;

                 1.4.5 The corporate seal, certificate of incorporation, minute book, stock book, tax returns, books of account or other records having to do with the corporate organization of HICN;

                 1.4.6 The rights of either Seller to any claim(s) for any refund of federal, state, county or local taxes (including gaming taxes);

                 1.4.7 The rights of HICN under any insurance policy referred to in Section 8.16 hereof (subject, however, to the provisions of Section 12.1 hereof);

                 1.4.8 The rights that accrue or will accrue to a Seller under this Agreement, including, without limitation, the rights that accrue or will accrue to HICN under the Buyer/HICN Lease (as defined in subsection 4.3.7 hereof).

                 1.4.9    Any non-transferable licenses; and/or

                 1.4.10 Any personal property located on the Hotel Land or the Apartment Land and not owned by a Seller including, without limitation, any items owned by any tenants of the Hotel/Casino and/or the Apartment Building, by public or private utilities or any contractors, or Slot Machines which are subject to participation or similar agreements.

Article 2.  Consideration.

         2.1 The purchase price for the Non-Gaming Assets (the "Non-Gaming Assets Purchase Price"), shall be Nine Million Five Hundred Thousand Dollars ($9,500,000.00), and the purchase price for the Gaming Assets (the "Gaming Assets Purchase Price"), shall be Five Hundred Thousand Dollars ($500,000.00), for an aggregate purchase price (the "Purchase Price"), of Ten Million Dollars ($10,000,000.00). In consideration of the purchase by Buyer of the Assets, Buyer shall pay to Sellers the Purchase Price as follows and take the following actions:

                 2.1.1 Buyer will deliver to the "Escrow Agent" (as defined in Section 3.1 hereof), for deposit into the "Escrow" (as defined in
         Section 3.1 hereof), cash in the amount of One Hundred Thousand Dollars ($100,000.00) (the "Escrow Deposit"), on the day of full execution of this Agreement.

                 2.1.2 In the event Buyer does not terminate this Agreement prior to expiration of the "Limited Inspection Period" (as defined in subsection 4D.4.1 hereof), Buyer shall deposit with Escrow Agent the additional sum of Four Hundred Thousand Dollars ($400,000.00) in cash (the "Additional Deposit") within three (3) days of the expiration of the Limited Inspection Period. The Escrow Deposit and the Additional Deposit, together with all interest earned thereon, are referred to collectively herein as the "Deposit". In the event Buyer terminates this Agreement as set forth in Article 4D below or any of Buyer's conditions precedent to its obligation to consummate the First Closing under Articles 5 and 6 hereof are not satisfied, and Buyer is not in default hereunder, the Deposit (or so much thereof as has been deposited with Escrow Agent), shall be returned to Buyer upon Buyer's written notice to Sellers and Escrow Agent and neither party shall have any further rights or obligations under this Agreement except for the provisions of Sections 4D.1 and 16.9 hereof. Should Sellers fail to consummate the transaction after full execution of this Agreement through no fault of Buyer and all of Sellers' conditions precedent to their obligations to consummate the First Closing under Articles 5 and 6A hereof have been satisfied, Buyer shall receive a return of the Deposit in full, and shall have the right to pursue all legal and equitable remedies against Sellers, including without limitation, specific performance. Should Buyer fail to consummate the transaction after full execution of this Agreement (and Buyer has not terminated this Agreement pursuant to Section 4.D below) and all of Buyer's conditions precedent to its obligations to consummate the First Closing under Articles 5 and 6 hereof have been satisfied, Sellers shall be entitled, upon Sellers' written notice to Escrow Agent and Buyer of such default, to receive the Deposit (or so much thereof as has been deposited with Escrow Agent), including all interest earned thereon, as liquidated damages as its sole and exclusive remedy for such default and neither party shall have any further rights and obligations under this Agreement except for the provisions of Sections 4D.1 and 16.9 hereof.


                 2.1.3 No later than 10:00 a.m., Las Vegas time, on the scheduled "First Closing Date" (as defined in Section 4.1 hereof ), Buyer shall deposit into the Escrow by federal wire transfer or bank cashier's or certified check for delivery to Sellers the Non-Gaming Assets Purchase Price less the amount of the Deposit. No later than 10:00 a.m., Las Vegas time, on the scheduled "Second Closing Date" (as defined in Section 4A.1), Buyer shall deposit into Escrow by federal wire transfer or bank cashier's or certified check, for delivery to Sellers, the Gaming Assets Purchase Price.

                 2.1.4 At the First Closing, Buyer shall assume and agree to pay, perform or otherwise discharge all liabilities and obligations in respect of the Apartment Building accruing or arising after the First Closing. All obligations of Sellers arising under any existing service contracts, maintenance contracts, personal property leases or similar agreements pertaining to the Hotel/Casino including, without limitation, the contracts specifically identified in the Disclosure Letter in response to Sections 7.9, 7.10, 8.10 or 8.11 hereof (the "Hotel Service Contracts"), shall remain Sellers' obligation following the First Closing and throughout the " Lease Term" (as defined in the Buyer/HICN Lease).

                At the Second Closing, Buyer shall assume and agree to pay, perform or otherwise discharge all liabilities and obligations in respect of the Gaming Assets and the Non-Gaming Assets not assumed by Buyer at the First Closing and accruing or arising after the Second Closing, whether pursuant to the Hotel Service Contracts, or under any service contracts, maintenance contracts, personal property leases or similar agreements pertaining to the Gaming Assets, including, without limitation, the contracts specifically identified in the Disclosure Letter in response to Sections 7.9, 7.10, 8.10 or 8.11 hereof (the "Gaming Service Contracts"), and to the extent such Hotel Service Contracts and Gaming Service Contracts not specifically identified in the Disclosure Letter in response to Sections 7.9, 7.10, 8.10 or 8.11 hereof have been approved by Buyer and were entered into by Sellers with unaffiliated third parties in the ordinary course of business (subject, however, to the provisions of Article 11 hereof), other than any and all liabilities and obligations of HICN for any gaming taxes and fees due to any Nevada governmental authority pursuant to any deficiency assessment made subsequent to the Second Closing Date (as defined in Section 4A.1 hereof), to the extent that such assessment encompasses the operation of the Gaming Assets at the Hotel/Casino prior to such date, which liabilities and obligations of HICN shall be and remain liabilities and obligations of HICN.

         2.2 The Purchase Price shall be allocated between the Partnership and HICN and among the Assets as described on Exhibit 2.2 hereto. Neither Sellers nor Buyer shall take any position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding which position is in any way inconsistent with the terms of this Section 2.2.

         2.3 In addition to purchasing the Gaming Assets, Buyer shall purchase from HICN at the Second Closing all Inventories then located at the Hotel/Casino, and shall pay to HICN in respect thereof an amount in cash equal to fifty percent (50%) of HICN's delivered costs (including freight and taxes), for such Inventories (the "Inventory Purchase Price"), as determined from the books and records of HICN, as follows: A physical inventory of the foodstuffs and beverages and gift shop items located at the Hotel/Casino immediately prior to the Second Closing shall be jointly conducted by representatives of HICN and Buyer, shall be completed by the close of business on the day preceding the scheduled Second Closing Date, and shall be the basis on which the Inventories purchased by Buyer and the Inventory Purchase Price payable to HICN pursuant to this Section 2.3 are determined.

         Except as set forth in this Section 2.3, Buyer shall have no obligation pursuant to this Agreement to purchase any inventory located at the Hotel/Casino.

Article 3.  The Escrow.

         3.1 Promptly upon the execution hereof by Buyer and Sellers, Buyer and Sellers shall open an escrow (the "Escrow"), with Nevada Title Company, Las Vegas, Nevada (in such capacity the "Escrow Agent"), for the purpose of consummating the transactions contemplated hereby. Buyer and Sellers shall direct the Escrow Agent to deposit an executed copy of this Agreement into the Escrow, and the provisions of this Agreement shall govern the Escrow and shall constitute instructions to the Escrow Agent pertaining to the matters set forth herein. The Escrow Agent, by accepting such deposit, shall have agreed to be bound by the provisions hereof. Any further escrow instructions prepared by the Escrow Agent shall implement the performance of this Agreement, and shall be deemed to incorporate the provisions hereof, whether or not specifically stated therein. Unless any such further escrow instructions as shall be prepared by the Escrow Agent and signed by the parties hereto shall specifically provide that such instructions are to supersede or amend any provision(s) of this Agreement, such instructions shall in no way be deemed to alter any provision hereof, but all such provisions shall be and remain in full force and effect, and if there be any inconsistency between such further escrow instructions and this Agreement, the provisions of this Agreement shall prevail.

         3.2 Upon delivery of an executed copy of this Agreement to the Escrow Agent, the Escrow Agent shall prepare such further escrow instructions pertaining to the transactions contemplated hereby as the Escrow Agent shall deem necessary, which escrow instructions (to the extent the same are consistent with the provisions of Section 3.1 hereof), shall be promptly signed by Buyer and Sellers.

         3.3 The Escrow Agent shall invest or deposit all monies delivered to the Escrow Agent for deposit into the Escrow in such account(s) at, or in such certificates of deposit issued by, such bank or savings and loan association located in Las Vegas, Nevada, as Buyer shall direct and as shall be reasonably satisfactory to Sellers. Except as otherwise expressly provided herein, all interest, dividends and other income earned in respect of such deposited monies shall accrue to the account and for the benefit of Buyer and shall be reinvested or deposited as aforesaid.

Article 4.  The First Closing.

         4.1 The closing of the sale and purchase of the Non-Gaming Assets herein provided for (the "First Closing"), shall take place at the Hotel/Casino commencing at 10:00 a.m., local time, on the date which is ninety (90) days after the expiration of the Limited Inspection Period, or such other date as the parties hereto may agree upon. The date on which the First Closing actually occurs is sometimes referred to herein as the "First Closing Date", and the First Closing shall be effective at 12:01 a.m., local time, on such date (the "First Closing Time").

         4.2     Prior to the First Closing:

                 4.2.1 Sellers shall duly execute and deliver to the Escrow Agent for deposit into the Escrow (i) a grant, bargain and sale deed transferring to Buyer fee simple title to the Hotel Land and Hotel Improvements (the "Hotel/Casino Deed"), and a grant, bargain and sale deed transferring to Buyer fee simple title to the Apartment Land and Apartment Improvements (the "Apartment Deed"), and, together with the Hotel/Casino Deed, the "Deeds"), in each case subject only to the "Permitted Exceptions" (as defined in subsection 4.D.4 hereof); (ii) a bill of sale with respect to the FF&E having covenants of warranty consistent with the provisions of Sections 7.4 and 8.8 hereof; (iii) assignments consistent with the provisions of subsection 2.1.4 hereof; and (iv) other instruments and documents of conveyance and transfer in form reasonably satisfactory to Buyer and its counsel, as together shall be necessary and effective to transfer to Buyer all of Sellers' right, title and interest in and to the Non-Gaming Assets; and

                 4.2.2 Buyer shall deliver to the Escrow Agent for deposit into the Escrow (i) the Non-Gaming Assets Purchase Price, which shall be delivered by Buyer at the times provided for and otherwise in accordance with subsections 2.1.1 and 2.1.2 hereof together with any additional sums owed by Buyer to Sellers or Escrow Agent pursuant to the provisions of Section 4.5 hereof; and (ii) an undertaking whereby Buyer will assume and agree to pay, perform or otherwise discharge, as appropriate, Sellers' liabilities and obligations with respect to the Non-Gaming Assets as and to the extent provided in the first paragraph of subsection 2.1.4 hereof, in form reasonably satisfactory to Sellers and their counsel.

         4.3     At the First Closing:

                 4.3.1 The parties hereto shall notify the Escrow Agent to cause the Deeds to be recorded in the public records for the County of Clark, State of Nevada (the "Records"), and no delivery at the First Closing shall be deemed final until the Escrow Agent shall confirm that the Deeds have been so recorded in the Records.

                 4.3.2 The parties hereto shall notify Commonwealth Land Title Insurance Company (in such capacity the "Title Insurance Company"), to cause the "Title Insurance Policy" to be issued. For purposes of this Agreement, the "Title Insurance Policy" shall be and mean an ALTA extended coverage policy of title insurance issued by the Title Insurance Company insuring Buyer's fee simple title to the Hotel Land, the Hotel Improvements, the Apartment Land and the Apartment Improvements subject only to the

         Permitted Exceptions. The Title Insurance Policy shall contain such endorsements as Buyer may reasonably request; provided, however, that Buyer shall pay all costs of obtaining any and all such endorsements. Liability coverage under the Title Insurance Policy shall be equal to $9.5 million.

                 4.3.3 The bills of sale, assignments and other instruments and documents described in subsection 4.2.1 hereof shall be delivered by the Escrow Agent to Buyer.

                 4.3.4 The Non-Gaming Assets Purchase Price, less the amount(s) provided for in the immediately following paragraph, together with the undertaking described in clause (ii) of subsection
         4.2.2 hereof, shall be delivered by the Escrow Agent to Sellers.

                 The Escrow Agent shall withhold from the monies to be delivered to Sellers pursuant to the immediately preceding paragraph such amounts as Sellers and Buyer shall agree are necessary to comply with the provisions of Nevada Revised Statutes ("NRS") 612.695 and 372.620, until such time as Sellers furnish to Buyer and the Escrow Agent the receipts or certificates provided for in said statute or, if not so provided for, such evidence as Buyer may reasonably require in order to assure Buyer that the applicable obligations have been satisfied. If Sellers do not produce such receipts and certificates within the time period provided in said statute, or if any lien or other claim therefor is asserted against Buyer or the Non-Gaming Assets by a governmental authority, the Escrow Agent shall pay such withheld funds to the appropriate governmental authorities.

                 Each Seller also shall deliver to Buyer at the First Closing a certification of non-foreign status in substantially the form contemplated by Section 1.1445-2(b) of the Income Tax Regulations of the Internal Revenue Service under Section 1445(a) of the Internal Revenue Code, and Buyer expressly agrees that upon Buyer's receipt of such certifications, Buyer shall not withhold under said Section 1445(a) any portion of the Non-Gaming Assets Purchase Price (or any other amount(s) payable to Sellers hereunder).

                 4.3.5 The parties hereto shall deliver to each other the certificates, opinions and other instruments and documents referred to in Article 6 hereof.

                 4.3.6 The Escrow Agent shall deliver to Sellers and Buyer such amounts as may be payable to any of them pursuant to Section 4.5 hereof.

                 4.3.7 HICN and Buyer shall execute and deliver a lease by Buyer to HICN of the Hotel/Casino and Apartment Building in the form of Annex A hereto (the "Buyer/HICN Lease").

         4.4 Subject to the provisions of the Buyer/HICN Lease, possession of the Non-Gaming Assets shall be delivered by Sellers to Buyer at the First Closing. Buyer and Sellers shall follow the procedures for transfer of possession of the Hotel/Casino and Apartment Building set forth herein and shall use their mutual best efforts to develop such additional procedures as may be necessary for the orderly transfer of possession of the Non-Gaming Assets.

         4.5 Sellers shall pay the cost of the Title Insurance Policy (provided Buyer shall pay the costs of any endorsements thereto), the Termite Report referred to in Section 4.D.15 hereof, and the Survey (as defined in Section 4.D.14 hereof). Buyer and the appropriate Seller each shall pay through the Escrow one-half of the following expenses: any and all sales and use taxes, documentary transfer stamps and taxes, and intangible taxes payable in respect of the transfer of the Non-Gaming Assets to Buyer, the costs of recording the Deeds and of filing and/or publishing any and all other notices or documents required by law or this Agreement to be filed or published in connection with Buyer's purchase of the Non-Gaming Assets, and all fees and expenses of the Escrow Agent; provided, however, that in the event the First Closing shall fail to occur as a result solely of the failure of Sellers, on the one hand, or Buyer, on the other hand, to perform any obligation required by this Agreement to be performed by such party or parties hereunder at or prior to the First Closing, the defaulting party or parties shall bear all costs of obtaining the Title Insurance Policy and the Survey and all fees and expenses of the Escrow Agent.

Article 4A.  The Second Closing.

         4A.1    The closing of the sale and purchase of the Slot Machines and the other Gaming Assets herein provided for (the "Second Closing"), shall take place as soon as practicable (and in any event within 62 days), after Buyer has received such licenses and other consents and approvals ("Gaming Licenses"), from the Nevada Gaming Control Board, Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board (collectively, the "Nevada Gaming Authorities"), required by applicable law for Buyer or its designee to purchase and operate the Gaming Assets at the Hotel/Casino as currently operated. In the event Buyer or its designee has not obtained the Gaming Licenses within sixteen
(16) months following the First Closing Date, the Buyer/HICN Lease shall terminate as more particularly set forth therein, HICN shall remove all of the Gaming Assets from the Hotel/Casino, HICN shall have no further obligation to operate the Hotel/Casino and Sellers shall have no obligation to sell the Gaming Assets to Buyer. Buyer or its designee shall, on or before the date which is thirty (30) days prior to the First Closing Date, submit a complete application to the Nevada Gaming Authorities to obtain the Gaming Licenses and shall thereafter use diligent and continued efforts to obtain the Gaming Licenses. Buyer acknowledges that it may be required to incur significant expenses in connection with its application for the Gaming Licenses and that such expenses shall be borne solely by Buyer.


         The date on which the Second Closing actually occurs is sometimes referred to herein as the "Second Closing Date ," and the Second Closing shall be effective at 12:01 a.m. local time, on such date (the "Second Closing Time").

         4A.2    Prior to the Second Closing:

                 4A.2.1   Sellers shall duly execute and deliver to the Escrow
         Agent for deposit into the Escrow (i) a bill of sale with respect to the Gaming Assets having covenants of warranty consistent with the provisions of Sections 7.4 and 8.8 hereof; (ii) assignments consistent with the provisions of subsection 2.1.4 hereof; (iii) any sums required to be paid by Sellers pursuant to the provisions of subsections 4A.4.1 and 4A.4.2 and Section 4A.5; and, (iv) other instruments and documents of conveyance and transfer in form reasonably satisfactory to Buyer and its counsel, as together shall be necessary and effective to transfer to Buyer all of Sellers' right, title and interest in and to the Gaming Assets; and

                 4A.2.2   Buyer shall deliver to the Escrow Agent for deposit
         into the Escrow (i) the Gaming Assets Purchase Price, which shall be delivered by Buyer at the times provided for and otherwise in accordance with subsections 2.1.1 and 2.1.2 hereof and any sums required to be paid by Buyer pursuant to the provisions of Sections 4A.4 and 4A.5; (ii) the Inventory Purchase Price; and (iii) an undertaking whereby Buyer will assume and agree to pay, perform or otherwise discharge, as appropriate, Sellers' liabilities and obligations with respect to the Gaming Assets as and to the extent provided in the second paragraph of subsection 2.1.4 hereof, in form reasonably satisfactory to Sellers and their counsel.

         4A.3  At the Second Closing:

                 4A.3.1   The bills of sale, assignments and other instruments
         and documents described in subsection 4A.2.1 hereof relating to the Slot Machines and the other Gaming Assets and any sums owed to Buyer pursuant to Section 4A.4 shall be delivered by the Escrow Agent to Buyer;

                 4A.3.2   The Gaming Assets Purchase Price, the Inventory
         Purchase Price, any sums owed to Sellers pursuant to Section 4A.4, and the undertaking described in clause (iii) of subsection 4A.2.2 hereof shall be delivered by the Escrow Agent to Sellers;

                 4A.3.3   HICN shall reimburse Buyer for 65% of the "Average
         Chip and Token Float" (as hereinafter defined);

                 4A.3.4   Buyer and Sellers shall deliver to each other the
         certificates and copies of consents referred to in Article 6B hereof;
         and

                 4A.3.5   The Buyer/HICN Lease shall terminate.

         As used in this Section 4A.3, the term "Average Chip and Token
         Float" means the average daily aggregate amount of HICN's outstanding casino chips and tokens during the 30 days preceding the Second Closing Date, as calculated by HICN's accountants, subject to verification by Buyer and/or its accountants.

                 4A.3.6   Possession of the Slot Machines and the other Gaming
         Assets shall be delivered by Sellers to Buyer at the Second Closing.

         4A.4.1 Following the First Closing, HICN will be entitled to certain revenues and income and will be obligated for certain expenses relating to the Non-Gaming Assets as more fully provided in the Buyer/HICN Lease. Accordingly, except as may be otherwise expressly provided in this Agreement or the Buyer/HICN Lease, all revenues, income and expenses of the Non-Gaming Assets (including rents and expenses associated with the Apartment Building) with respect to the period prior to the Second Closing or the sooner termination of the Buyer/HICN Lease shall be for the account of Sellers, and all revenues, income and expenses of the Non-Gaming Assets (including rents and expenses associated with the Apartment Building) with respect to the period after the Second Closing or the sooner termination of the Buyer/HICN Lease shall be for the account of Buyer. Accordingly, the following expenses shall be allocated and apportioned as of the Second Closing Date or the sooner termination of the Buyer/HICN Lease on the basis of a 30-day month and a 365-day year, and shall be paid or credited by the appropriate Seller to Buyer or by Buyer to the appropriate Seller, as the case may be (i.e., prorated), at the Second Closing or the sooner termination of the Buyer/HICN Lease: (i) rent and other sums payable under each lease, conditional sale agreement or other contract pursuant to which a Seller leases or otherwise holds any FF&E, and each other contract and commitment described in the first paragraph of subsection 2.1.4 hereof;
(ii) real and personal property taxes, assessments and special district levies applicable to the Hotel/Casino and the Apartment Building (based on the tax bills for the current year, copies of which bills shall be delivered by Sellers to Buyer prior to or at the Second Closing or the sooner termination of the Buyer/HICN Lease), other than personal property taxes applicable to the Slot Machines or the other Gaming Assets; (iii) charges for electricity, gas, telephone, water, sewage, cable and other utilities furnished to the Hotel/Casino (Buyer and HICN hereby expressly agreeing, however, to cause, if possible, all utility meters to be read on the day before the Second Closing Date or the sooner termination of the Buyer/HICN Lease); (iv) annual license, permit and/or inspection fees applicable to the Non- Gaming Assets; and (v) other expenses (including prepaid expenses), incurred by Sellers in connection with the ownership or operation of the Non-Gaming Assets; provided, however, that if such apportionment of any of the foregoing expenses is unnecessary because an invoice, bill or other statement of the amount of such expense accrued and unpaid as of the Second Closing Date can be obtained at the Second Closing or the sooner termination of the Buyer/HICN Lease, the Partnership or HICN, as the case may be, shall pay the accrued amount of such expense as shown on such statement. In addition, if any of the foregoing expenses cannot be accurately allocated on the Second Closing Date or the sooner termination of the Buyer/HICN Lease, the same shall be allocated as soon as practicable after the Second Closing Date, and in any event no later than sixty (60) days after the Second Closing Date or the sooner termination of the

Buyer/HICN Lease, and either the Partnership or HICN, as the case may be, or Buyer shall promptly pay to the other the sum determined pursuant to such subsequent allocation.

         Notwithstanding the foregoing provisions of this subsection 4A.4.1:

                (a) HICN shall retain or be entitled to receive all guest room rentals, all restaurant, banquet and lounge food and beverage revenues and all meeting room rentals earned for the night before the Second Closing or the sooner termination of the Buyer/HICN Lease (which shall be the night period beginning on the day preceding the Second Closing Date and ending at noon of the Second Closing Date or the sooner termination of the Buyer/HICN Lease); and

                (b) All guest room deposits and any other deposits or advance rentals paid to HICN under bookings or other confirmed reservations for the use of Hotel/Casino guest rooms or banquet or other Hotel/Casino facilities will be prorated among HICN and Buyer in accordance with clause (a) of this subsection 4A.4.1. HICN or Buyer shall promptly pay to the other the sum determined pursuant to this proration.

         4A.4.2 Except as may be otherwise expressly provided in this Agreement, all revenues, income and expenses of the Gaming Assets with respect to the period prior to the Second Closing shall be for the account of Sellers, and all revenues, income and expenses of the Gaming Assets with respect to a period after the Second Closing shall be for the account of Buyer.
Accordingly, the following expenses shall be allocated and apportioned as of the Second Closing Date on the basis of a 30-day month and a 365-day year, and shall be paid or credited by the appropriate Seller to Buyer or by Buyer to the appropriate Seller, as the case may be (i.e., prorated), to the extent permitted by applicable law, at the Second Closing: (i) rent and other sums payable under each lease or purchase or participation agreement pursuant to which a Seller leases or otherwise has the right to use any Slot Machine or other Gaming Asset; (ii) personal property taxes applicable to the Slot Machines or the other Gaming Assets (based on the tax bills for the current year, copies of which bills shall be delivered by Sellers to Buyer at the Second Closing); (iii) annual license, permit, inspection and/or similar fees applicable to the Gaming Assets; and, (iv) other expenses (including prepaid expenses, but excluding prepaid gaming taxes), incurred by Sellers prior to the Second Closing Time in connection with the ownership or operation of the Gaming Assets; provided, however, that if such apportionment of any of the foregoing expenses is unnecessary because the amount of such expense accrued and unpaid as of the Second Closing Date can be accurately determined at the Second Closing (whether by obtaining an invoice, bill or other statement or otherwise), the Partnership or HICN, as the case may be, shall pay the accrued amount of the expense as shown on such statement. In addition, if any of the foregoing expenses cannot be accurately allocated on the Second Closing Date, the same shall be allocated as soon as practicable after the Second Closing Date and in any event no later than sixty (60) days after the Second Closing Date, and either the Partnership or HICN, as the case may be, or Buyer shall promptly pay to the other the sum determined pursuant to such subsequent allocation.

        4A.5 Buyer and the appropriate Seller each shall pay one-half of the following expenses: any and all sales and use taxes payable in respect of the transfer of the Gaming Assets to Buyer and the costs of filing or publishing any and all notices or documents required by law or this Agreement to be filed or published in connection with Buyer purchase of the Gaming Assets.

Article 4B.  Intentionally Omitted.

Article 4C.  Third-Party Consents.

         Buyer acknowledges and expressly agrees that to the extent that a Seller's rights under any contract or commitment as to which such Seller's liabilities and obligations are to be assigned to Buyer pursuant to this Agreement may not be so assigned without the consent of the other party or parties to such contract, such Seller shall use its best efforts to obtain (and Buyer shall use its best efforts to assist such Seller in obtaining), such consent, but the failure of Sellers to have obtained any one or more such consents as of the date on which the asset(s) subject to such contract or commitment are to be sold and transferred to Buyer hereunder shall not constitute a breach by either Seller of any representation, warranty or covenant made by such Seller in this Agreement or constitute a defense to Buyer's performance of any of Buyer's obligations hereunder. Notwithstanding the foregoing, Sellers shall use their best efforts to obtain, as a condition of Buyer's performance hereunder, the consents identified prior to the First Closing or the Second Closing, as set forth in Exhibit 4C (the "Required Consents").

Article 4D.  Limited Inspection Period.

         4D.1 Subject to subsections 4D.4.2 and 4D.5.2 hereof, Buyer has taken the opportunity to conduct whatever inspections and investigations of the Assets that Buyer has deemed necessary or desirable. Buyer has conducted all of such inspections and investigations, and will conduct such other inspections and investigations provided below, in good faith at Buyer's sole cost and expense to determine the feasibility and desirability of purchasing the Assets. Sellers have allowed Buyer or Buyer's representatives access to the Assets. Buyer hereby indemnifies Sellers against any damages or liabilities whatsoever incurred by Sellers resulting from or caused by the inspections, investigations or other activities of Buyer or Buyer's agents before the date of this Agreement and during the Limited Inspection Period. Without limitation on the foregoing, Buyer shall promptly repair any damage to the Assets caused as a result of Buyer's investigations before the date of this Agreement and during the Limited Inspection Period. Buyer shall not have any conversations or contact whatsoever with any employee of the Hotel/Casino or the Apartment Building other than Richard Ross, unless permission is first obtained from an executive officer of Sellers, which permission will not be unreasonably withheld or delayed and all such conversations and consents shall be subject to compliance with applicable employment law and gaming regulatory requirements.

         4D.2 Buyer represents to Sellers that before the date of this Agreement and during the Limited Inspection Period, it has or will engage (i) a professional environmental engineer or consultant to conduct such environmental inquiries or tests as it may determine to be necessary; (ii) a public accounting firm to evaluate the books and records of HICN regarding operation and ownership of the Assets; and (iii) legal counsel to make such investigations and preliminary inquiries of the Nevada Gaming Authorities and other governmental or regulatory authorities as such counsel deems appropriate; provided, however, Buyer's failure to engage any of such persons or entities shall not be deemed a breach hereof.

         4D.3 Except as provided in Section 4D.3.10 of this Agreement and subject to subsection 4.D.4.1 hereof, promptly following the execution of this Agreement by the parties hereto, Buyer acknowledges that Sellers have made available or delivered, as hereinafter indicated, to Buyer, or will deliver or make available to Buyer as specified below, the following items and such other items Buyer has reasonably requested:

                 4D.3.1   Sellers have made available at the Hotel/Casino all
         as-built plans and specifications for the Hotel Improvements and the Apartment Improvements as are in the possession of Sellers.

                 4D.3.2   Sellers have delivered to Buyer a copy of a
         Preliminary Site Assessment dated July 19, 1991, prepared by Dames & Moore and a Precision Tank Test dated September 25, 1992, prepared by Dames & Moore (collectively, the "Environmental Reports").

                 4D.3.3   Sellers have delivered to Buyer copies of all
         existing Hotel Service Contracts and Gaming Service Contracts.

                 4D.3.4   Sellers have delivered to Buyer a current preliminary
         title report (the "Title Report") relating to the Hotel Land and the Apartment Land, including copies of all items referred to in the Title Report as exceptions.

                 4D.3.5   Sellers have delivered to Buyer copies of all
         property tax bills and summaries of property insurance pertaining to the Assets.

                 4D.3.6   Sellers have delivered to Buyer operating statements
         for the businesses conducted at the Assets for 1991, 1992, 1993, 1994, and the first three (3) months of 1995.

                 4D.3.7   Sellers have delivered to Buyer copies of utility
         bills pertaining to the Assets for the past twelve (12) months.

                 4D.3.8   Sellers have delivered to Buyer copies of schedules
         of capital improvements made to the Hotel/Casino or the Apartment Building during 1992, 1993, 1994, and the first three (3) months of 1995.

                 4D.3.9   Sellers have made available to Buyer for inspection a
         schedule of all employees of the Hotel/Casino and Apartment Building (together with copies of their original employment applications) with the name, position, date of hire, current amount or rate of compensation and all accrued benefits of each employee, all employment contracts relating to the Hotel/Casino and Apartment Building, and any union negotiations, agreements and/or contracts related to the Hotel/Casino and Apartment Building.

                 4D.3.10 Within thirty (30) days after the date upon which the Deposit has been made in accordance with Sections 2.1.1 and 2.1.2, Seller shall deliver to Buyer a schedule of all furniture, fixtures, equipment, stock, inventory, and other non-fixed or permanently attached assets of the Hotel/Casino and Apartment Building, including without limitation, all gaming equipment and devices, kitchen equipment, tables and chairs, other furniture, accessories, office equipment, computer equipment and devices, and hard count devices. Once delivered to Buyer, the schedule will be attached hereto as Exhibit 1.2.5.

                 4D.3.11 Sellers have delivered or made available to Buyer a copy of the systems of internal control governing the Hotel/Casino as approved by the Nevada Gaming Authorities.

                 4D.3.12 Sellers have delivered to Buyer a schedule of all security interests, liens and encumbrances on the Assets; the most recent survey of the Hotel Land and the Apartment Land available to the Partnership.

                 4D.3.13 Sellers have delivered to Buyer a schedule of all pre-sold rooms and/or promotions affecting the Hotel/Casino that would be a material obligation if assumed by Buyer.

                 4D.3.14 Sellers have delivered to Buyer a current as-built survey (the "Survey") of the Hotel/Casino and Apartment Building in form and content acceptable to the Title Insurance Company and sufficient to allow the Title Insurance Company to delete from the Title Insurance Policy all standard exceptions concerning boundary lines.
                 4D.3.15 Within five (5) days after the date of this Agreement, Sellers shall deliver to Buyer a current termite and pest control report ("Termite Report"), for the Hotel/Casino and Apartment Building prepared by a licensed pest control company, certifying inspection.

                 4D.4.1   Notwithstanding anything to the contrary in this
Article 4D, Buyer shall have until July 21, 1995 (the "Limited Inspection Period"), to conduct inspections and investigations only with respect to the following:

                          (a)     The Title Report;

                          (b)     The Survey;

                          (c)     The Termite Report;

                          (d)      Environmental assessments and other reports,
other than the Environmental Reports, obtained by Buyer at Buyer's sole cost and expense (the "Updated Environmental Reports"); and

                          (e)     A survey of the Hotel Land, Hotel
Improvements, Apartment Land and Apartment Improvements obtained by Buyer at Buyer's sole cost and expense to determine compliance or noncompliance with the American with Disabilities Act (the "ADA Survey" and, together with the Title Report, Survey, Termite Report and Updated Environmental Reports, the "Limited Review Items").

         During the Limited Inspection Period, Buyer is given the opportunity to obtain Updated Environmental Reports and an ADA Survey to further investigate the Assets. However, Buyer cannot terminate this Agreement by reason of Buyer's failure to obtain Updated Environmental Reports or an ADA Survey.

                 4D.4.2   If, before July 13, 1995, Buyer notifies Sellers in
writing of any exceptions to the Title Report or any matter shown on the Survey which Buyer disapproves ("Disapproved Items"), Sellers will have five (5) days after receipt of Buyer's notification of any Disapproved Items in which to advise Buyer that:

                          (a) Sellers will cause the Disapproved Items to be
removed or obtain appropriate endorsements to the Title Insurance Policy on or before the First Closing Date; or

                          (b) Sellers will not cause the Disapproved Items to
be removed. If Sellers advise Buyer that they will not cause the Disapproved Items to be removed, Buyer will have five (5) days to elect, as its sole remedy, to:

                          (c) Proceed with the transactions contemplated
herein, in which case the Disapproved Items shall be deemed approved by Buyer;
or

                          (d) Terminate this Agreement in accordance with
subsection 4D.5.2.

         If Buyer does not give Sellers notice of its election within five (5) days, Buyer will be deemed to have elected to proceed with the transactions contemplated herein and the Disapproved Items shall be deemed approved by Buyer. Buyer's notice of Disapproved Items and Sellers response thereto will extend the Limited Inspection Period to the last day for Buyer's response to Seller's response to Buyer's notice of Disapproved Items.

         Buyer hereby objects as a Disapproved Item liens and encumbrances of all deeds of trust, assignments of leases and financing statements that secure an obligation to pay money, whether to a third party or to an affiliate of either Seller. These liens and encumbrances will be Disapproved Items without Buyer delivering any notice to Sellers.

         If Buyer elects to proceed or is deemed to have elected to proceed with the transactions set forth herein in accordance with subsection 4D.5.2, Buyer will be deemed to have approved (i) liens for current taxes, assessments or special district levies on real property not yet delinquent, (ii) except for Disapproved Items that Seller has agreed to remove from the Title Insurance Policy pursuant to this subsection 4D.4.2, easements, restrictions, agreements or exceptions shown on the Title Report; (iii) the Buyer/HICN Lease; (iv) any easement or encroachments as a result of the Street Widening (as defined in Section 7.7 hereof), provided the same does not materially interfere with the use of the Hotel/Casino and the Apartment Building for their intended purposes;
(v) the Title Insurance Company's standard printed exceptions; and (vi) except for Disapproved Items that Sellers have agreed to remove from the Title Insurance Policy pursuant to this subsection 4D.4.2, any matters shown on the Survey (collectively, the "Permitted Exceptions").

                 4D.5.1  Intentionally Omitted.

                 4D.5.2 Buyer may terminate this Agreement during the Limited Inspection Period only if in Buyer's good faith judgment matters disclosed by the Limited Review Items materially and adversely affect the value of the Assets taken as a whole. If Buyer makes this determination, Buyer shall deliver written notice to that effect and of the termination of this Agreement to Sellers and the Escrow Agent no later than three (3) days following the expiration of the Limited Inspection Period, in which case, Buyer shall deliver to Sellers the Updated Environmental Reports, the ADA Survey and all other inspections and due diligence reports obtained or commissioned by Buyer respecting the Limited Review Items, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations under this Agreement except for the indemnification obligations of Buyer pursuant to Section 4D.1 and Section 16.9. If Buyer fails to deliver such termination notice no later than three (3) days following the expiration of the Limited Inspection Period, Buyer shall be deemed to have elected to proceed with the transactions set forth herein, to have approved the Limited Review Items and Buyer shall deposit the Additional Deposit with Escrow Agent as provided in Article 2 above.

         4D.6    If Buyer elects to proceed or is deemed to have elected to proceed with the transactions set forth herein, Buyer's obligations under this Agreement will be contingent only upon the satisfaction (or waiver by Buyer) of the conditions specified in Articles 5, 6 and 6B.

         4D.7    The examination and inspection by Buyer of the Assets shall not constitute a waiver or relinquishment on the part of Buyer of its right to rely on the representations, warranties and covenants made by Seller herein.

Article 5.       Conditions to the Closings.

         The respective obligations of Sellers and Buyer to sell and purchase the Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction of the condition that as of each of the First Closing Date and the Second Closing Date, no court or administrative agency having jurisdiction shall have issued, entered or adopted any decision, order, rule or regulation restraining or prohibiting the consummation of the transactions contemplated by this Agreement to be consummated on such date (a "Regulatory Termination"). In the event of a Regulatory Termination before the First Closing Date, the Deposit shall be promptly returned to Buyer upon Buyer's or Sellers' written notice to Escrow Agent that a Regulatory Termination has occurred.

Article 6.       Additional Conditions Precedent to Buyer's First Closing
                 Obligations.

         The obligation of Buyer to purchase from Sellers the Non-Gaming Assets and to consummate the other transactions contemplated by this Agreement to be consummated at the First Closing is subject to the satisfaction or waiver by Buyer, prior to or at the First Closing, of (in addition to the conditions specified in Article 5 hereof), each of the following conditions:

         6.1 The representations and warranties of Sellers set forth in this Agreement shall, to the extent such representations and warranties relate to the Non-Gaming Assets, be true in all material respects as of the First Closing as if made again at such time; Sellers shall have complied with and performed in all material respects the covenants and obligations set forth in this Agreement to be complied with or performed by Sellers prior to or at the First Closing; and Buyer shall have received a certificate of Sellers, dated the First Closing Date, certifying that the condition specified in this Section
6.1 has been satisfied.

         6.2 The Title Insurance Company shall have issued to Buyer the Title Insurance Policy, insuring Buyer's fee simple title to the Hotel Land, the Hotel Improvements, the Apartment Land and the Apartment Improvements, subject only to the Permitted Exceptions.

         6.3     Intentionally Omitted.

         6.4 The Escrow Agent shall have delivered to Buyer (i) the bills of sale, assignments and other instruments and documents described in subsection 4.2.1 hereof and relating to the Non-Gaming Assets; and (ii) such amounts as may be payable to Buyer pursuant to Section 4.5 hereof.

         6.5 Buyer shall have received the opinion letter of Seller's counsel dated as of the First Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, with respect to the matters set forth in Sections 7.1, 7.2, 7.3, 8.1, 8.2 and 8.5 hereof, and that the bills of sale and other instruments of conveyance with respect to the personal property contained in the Non-Gaming Assets are valid and binding in accordance with Nevada law and effectively vest in Buyer all of Sellers' right, title and interest in such personal property. Buyer acknowledges that certain portions of such opinion letter (including, without limitation, such counsel's opinions with respect to the last sentences of Sections 7.2 and 8.2 (other than clause (i) of each of said sentences), and with respect to Sections 7.3 and 8.5), may be qualified as being to the best knowledge of such counsel (or similar qualification), and the opinions expressed in such opinion letter concerning enforceability may be subject to such exceptions and limitations as such counsel deems necessary or appropriate.

         6.6 Sellers shall have obtained and delivered to Buyer all Required Consents.

         6.7 Sellers shall have delivered to Buyer their certificate stating that there has been no material adverse change in the business, operations or financial condition of the Assets, and the Assets have not been materially and adversely affected due to fire, accident, other casualty or Act of God.

         6.8 Any liens, mortgages, security interests or other encumbrances to which the Assets are subject (other than the Permitted Exceptions) shall have been released and Buyer shall be provided with evidence of such releases having been filed in the appropriate offices of governmental officials in each jurisdiction where such filing is necessary for proper filing in accordance with applicable law.

Article 6A.      Additional Conditions Precedent to Sellers' First-Closing
                 Obligations.

         The respective obligations of the Partnership and HICN to sell to Buyer the Non-Gaming Assets owned by such Seller and to consummate the other transactions contemplated by this Agreement to be consummated at the First Closing are subject to the satisfaction or waiver by the Partnership or HICN, as the case may be, prior to or at the First Closing, of (in addition to the conditions specified in Article 5 hereof), each of the following conditions:

         6A.1    The representations and warranties of Buyer set forth in this
Agreement shall be true in all material respects as of the First Closing as if made again at such time; Buyer shall have complied with and performed in all material respects the covenants and obligations set forth in this Agreement to be complied with or performed by Buyer prior to or at the First Closing; and Sellers shall have received a certificate of Buyer, dated the First Closing Date, certifying that the condition specified in this Section 6A.1 has been satisfied.

         6A.2    Sellers shall have received such consents and approvals of the
Nevada Gaming Authorities (other than the consents and approvals specified in subsection 6B.2.2 hereof), and such other governmental or regulatory consents and approvals, if any, to the transactions contemplated hereby as in the opinion of Sellers' counsel may be required by applicable law.

         6A.3    The Escrow Agent shall have delivered to Sellers the amounts payable to Sellers pursuant to subsection 4.3.4 hereof, the undertaking described in clause (ii) of subsection 4.2.2 hereof, and such other amounts as may be payable to Sellers pursuant to Section 4.5 hereof.

         6A.4    Sellers shall have received the opinion letter of counsel to
Buyer and Crown, dated as of the First Closing Date, in form and substance reasonably satisfactory to Sellers and their counsel, with respect to the matters set forth in Sections 9.1 through 9.3 hereof. Sellers acknowledge that certain portions of such opinion letter (including, without limitation, such counsel's opinion with respect to the last sentence of Section 9.2 (other than clause (i) thereof) and with respect to Section 9.3), may be qualified as being to the best of such counsel's knowledge (or similar qualification), and that the opinions expressed in such opinion letter concerning enforceability may be subject to such exceptions and limitations as such counsel deems necessary or appropriate.

Article 6B. Additional Conditions Precedent to Sellers' and Buyer's Second Closing Obligations.

         6B.1    Buyer's obligation to purchase the Gaming Assets from Sellers and to consummate the other transactions contemplated by this Agreement to be consummated at the Second Closing is subject to the satisfaction or waiver by Buyer, prior to or at the Second Closing, of each of the following conditions:

                 6B.1.1   The representations and warranties of Sellers set
         forth in this Agreement shall, to the extent the same relate to the Gaming Assets, be true in all material respects as of the Second Closing as if made again at such time; Sellers shall have complied with and performed in all material respects the covenants and obligations set forth in this Agreement to be complied with or performed by Sellers with respect to the Gaming Assets prior to or at the Second Closing; and Buyer shall have received a certificate of Sellers, dated the Second Closing Date, certifying that the condition specified in this subsection 6B.1.1 has been satisfied.

                 6B.1.2   Buyer or its designee shall have received the Gaming
         Licenses from the Nevada Gaming Authorities.

                 6B.1.3   The Escrow Agent shall have delivered to Buyer (i)
         the bills of sale, assignments and other instruments and documents described in subsection 4A.2.1 hereof and relating to the Gaming Assets; and (ii) such amounts as may be payable to Buyer pursuant to
         Section 4A.4 and 4A.5 hereof.

         6B.2    Sellers' respective obligations to sell the Gaming Assets to
Buyer and to consummate the other transactions contemplated by this Agreement to be consummated at the Second Closing are subject to the satisfaction or waiver by Sellers, prior to or at the Second Closing, of each of the following conditions:

                 6B.2.1   The representations and warranties of Buyer set forth
         in this Agreement shall be true in all material respects as of the Second Closing as if made again at such time; Buyer shall have complied with and performed in all material respects the covenants and obligations set forth in this Agreement to be complied with or performed by Buyer prior to or at the Second Closing with respect to the Gaming Assets; and Sellers shall have received a certificate of Buyer, dated the Second Closing Date, certifying that the condition specified in this subsection 6B.2.1 has been satisfied.

                 6B.2.2 Sellers shall have received such consents and approvals of the Nevada Gaming Authorities to Sellers' sale to Buyer of the Gaming Assets as in the opinion of Sellers' counsel are required by applicable law.

                 6B.2.3   The Escrow Agent shall have delivered to Sellers the
         Gaming Assets Purchase Price and such amounts as may be payable to Seller pursuant to Section 4A.4 hereof and the undertaking described in clause (ii) of Section 4.2.2 hereof.

Article 7.       Representations and Warranties of the Partnership.

         The Partnership represents and warrants to and agrees with Crown and Buyer that, except as may be otherwise set forth in the Disclosure Letter delivered by Sellers to Buyer concurrently with Sellers' execution hereof (the "Disclosure Letter"):

         7.1 The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to own its assets and conduct its business as presently conducted. The sole general partner of the Partnership is Starwood Lodging Trust, formerly known as Hotel Investors Trust, a Maryland real estate investment trust (the "Trust"). The Trust will continue to be the sole general partner of the Partnership through the Second Closing.

         7.2 The Partnership has all requisite partnership power and authority to execute and deliver this Agreement and to perform the Partnership's obligations hereunder. The execution and delivery of this Agreement by the Partnership and the Partnership's performance of its obligations hereunder as of the First Closing will have been duly authorized by all necessary partnership action. This Agreement has been duly executed and delivered by the Partnership and constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by the provisions of applicable bankruptcy and insolvency, moratorium or similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. The execution and delivery of this Agreement by the Partnership does not, and the Partnership's consummation of the transactions contemplated hereby to be consummated by the Partnership will not, (i) violate any provision of the partnership agreement of the Partnership; (ii) result in the breach of any of the terms or conditions of, or constitute a default under, any contract, lease, franchise, concession, license, permit, note, bond, indenture, mortgage, deed of trust, security interest or other agreement or instrument to which the Partnership is a party or by which the Assets owned or held by the Partnership may be bound; (iii) subject to obtaining the consents and approvals contemplated by Section 6A.2 and subsection 6B.2.2 of this Agreement, violate any law or governmental or regulatory rule or regulation, or any order, judgment or award of any court or administrative agency, or any decision or finding of any arbitrator, binding upon the Partnership or the Assets owned or held by the Partnership; or (iv) except for the consents and approvals contemplated by Section 6A.2 and subsection 6B.2.2 of this Agreement, require the consent of any governmental authority; except for in the case of clauses (ii) and (iii) above, breaches, defaults and/or violations that in the aggregate will not have a material adverse effect on the Partnership's ability to perform its obligations hereunder, Buyer's ownership or operation of the Hotel/Casino, or Buyer's ownership of the Apartment Building.

         7.3 There is no suit, action, proceeding (legal, administrative or otherwise), arbitration or governmental investigation pending, or to the best knowledge of the Partnership, threatened, against or with respect to the Partnership or the Assets owned or held by the Partnership which suit, action, proceeding, arbitration or investigation will have a material adverse effect on the Partnership's ability to perform its obligations hereunder, Buyer's ownership or operation of the Hotel/Casino, or Buyer's ownership or operation of the Apartment Building.

         7.4 The Partnership as of the First Closing will have good and marketable title in fee simple to the Hotel Land, the Hotel Improvements, the Apartment Land and the Apartment Improvements, and will have good title to (or a valid leasehold interest in, or other valid right to use), all other Non-Gaming Assets owned or held by the Partnership, in each case free and clear of any mortgage, deed of trust, security interest, pledge, lease or other claim, charge, lien or encumbrance, except for the Permitted Exceptions.

         The Partnership as of the Second Closing will have good title and marketable to (or a valid leasehold interest in or other valid right to use), all Gaming Assets owned or held by the Partnership, free and clear of any security interest, pledge, lease or other claim, charge, lien or encumbrance, except for the Permitted Exceptions.

         7.5 To the Partnership's knowledge, there are no material structural, electrical, plumbing or mechanical defects in the Hotel/Casino or Apartment Building.

         7.6 Except as disclosed by the Environmental Reports or any Updated Environmental Reports obtained by Buyer and except for potential violations of the Americans with Disabilities Act ("ADA") or violations of the ADA disclosed by the ADA Survey obtained by Buyer, to the best knowledge of the Partnership, neither the Hotel/Casino nor the Apartment Building are in violation of any federal, state, county or local law, rule or regulation (including, without limitation, any applicable building, zoning or other land use requirement or any law relating to pollution, protection of the environment, or Hazardous Substances as herein defined), or any regulation of the National Board of Fire Underwriters, which violation if not corrected would materially adversely affect Buyer's ownership or operation of the Hotel/Casino and Apartment Building, nor has the Partnership received any notice that any governmental authority, insurer or other person is asserting any violation of the same.

         7.7 Except as hereinafter provided, there are no pending or, to the best knowledge of the Partnership, overtly threatened condemnation actions or proceedings in eminent domain with respect to the Hotel/Casino or the Apartment Building, nor has the Partnership received notice of the commencement of any proceeding that would change the present zoning classification of the Hotel Land or the Apartment Building. The present zoning classification of the Hotel Land and the Apartment land is H-1. Various state and local Nevada governmental authorities are in the process of widening Flamingo Road (the "Street Widening") and Sellers have or will grant certain easements to the State of Nevada in connection with the Street Widening and the State of Nevada and/or certain local governmental authorities have granted certain encroachment rights to Sellers in connection therewith. All proceeds from the Street Widening are the sole property of Sellers, are not a part of the Assets and will not be a credit against the Purchase Price.

         7.8 The FF&E is in the same operating condition and state of repair as when such items (or their predecessors), were inspected by Buyer prior to the date of this Agreement (subject to ordinary wear and maintenance), and all such FF&E is in all material respects adequate and suitable for the purposes for which such FF&E is presently being used.

         7.9 Other than contracts or commitments that will be terminated or discharged at or prior to the time the asset(s) subject thereto are sold to Buyer hereunder, the Partnership is not a party to any contract or commitment in respect of the Assets which contract or commitment either has a remaining unexpired term of one year or more or provides for the payment by the Partnership of more than $100 per month, unless such contract or commitment may be cancelled by the Partnership without charge or other penalty upon not more than 30 days' prior notice. Each contract or commitment specifically identified in the Disclosure Letter in response to this Section 7.9 is valid and in full force and effect, and there exists no default, or event that with notice or the lapse of time or both would constitute a default, under any such contract or commitment by the Partnership or, to the best knowledge of the Partnership, by any other party to such contract or commitment. The Partnership has provided the Buyer with true and correct copies of such contracts and commitments.
         In the event that the Partnership intends to terminate any contract or commitment of the Partnership relating to the Non-Gaming Assets at or prior to the First Closing, the Partnership will use all reasonable efforts to notify Buyer of the same, and if Buyer so requests, such contract or commitment shall not be terminated by the Partnership, but shall be assigned by the Partnership to Buyer on the same terms and subject to the same conditions as the contracts and commitments specifically identified in the Disclosure Letter in respect to this Section 7.9 are so assigned.

         7.10 Other than liabilities arising pursuant to the leases and other contracts and commitments referred to in Section 7.9 hereof, Buyer will not, by virtue of Buyer's assumption of the liabilities of the Partnership referred to in subsection 2.1.4 hereof, assume any liability, debt or obligation of the Partnership whatsoever, and the Partnership covenants to timely pay and discharge all of its debts, obligations and liabilities with respect to the Assets.

         7.11 Neither this Agreement, the Exhibits attached hereto, nor any other document furnished by the Partnership, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or political nature which do not affect the Hotel/Casino uniquely), known to the Partnership which materially adversely affects or in the future can be reasonably expected to materially adversely affect the Hotel/Casino. In addition, to the best knowledge of the Partnership, the representations and warranties of HICN in
Article 8 are true and correct in all material respects.

         7.12 The Partnership has filed or has obtained presently effective extensions with respect to all federal, state, county and local tax returns required to have been filed by the Partnership, and has paid all taxes shown thereon as due and payable on or prior to the date hereof, with respect to the Assets owned or operated by the Partnership.

Article 8.       Representations and Warranties of HICN.

         HICN represents and warrants to, and agrees with Crown and Buyer that, except as otherwise set forth in the Disclosure Letter:

         8.1 HICN is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to own its assets and conduct its business as presently conducted.

         8.2 HICN has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by HICN and HICN's performance of its obligations hereunder as of the First Closing will have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by HICN and constitutes a valid and binding obligation of HICN, enforceable against HICN in accordance with its terms, except as such enforceability may be limited by the provisions of applicable bankruptcy and insolvency, moratorium or similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought. The execution and delivery of this Agreement by HICN does not, and the consummation by HICN of the transactions contemplated hereby to be consummated by HICN will not, (i) violate any provision of HICN's certificate of incorporation or bylaws; (ii) result in the breach of any of the terms or conditions of, or constitute a default under, any contract, lease, franchise, concession, license, permit, note, bond, indenture, mortgage, deed of trust, security interest or other agreement or instrument to which HICN is a party or by which the Inventories, the Slot Machines, or the other Assets owned or held by HICN may be bound; (iii) subject to obtaining the consents and approvals contemplated by Section 6A.2 and subsection 6B.2.2 of this Agreement, violate any law or governmental or regulatory rule or regulation, or any order, judgment or award of any court or administrative agency, or any decision or finding of any arbitrator, binding upon HICN or the Inventories, the Slot Machines or the other Assets owned or held by HICN; or, (iv) except for the consents and approvals contemplated by Section 6A.2 and subsection 6B.2.2 of this Agreement, require the consent of any governmental authority; except for in the case of clauses (ii) and (iii) above, breaches, defaults or violations that individually or in the aggregate will not have a material adverse effect on HICN's ability to perform its obligations hereunder or on Buyer's operation of the Hotel/Casino.

         8.3 HICN has delivered to Buyer the unaudited balance sheet of HICN with respect to HICN's operation of the Hotel/Casino at April 30, 1995, and the related statement of earnings for HICN, all for the 4-month period then ended, together with the related notes and schedules thereto, as certified by the Chief Financial Officer of HICN (hereinafter referred to as "HICN's Financial Statements"). HICN's Financial Statements (i) are in accordance with the books of account and records of HICN's operation of the Hotel/Casino and fairly present the financial position in all material respects of HICN with respect to the Hotel/Casino and fairly present the financial position in all material respects of HICN with respect to the Hotel/Casino at the date indicated; (ii) contain and reflect reserves for all material liabilities; and
(iii) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Except to the extent reflected or reserved against in HICN's Financial Statements or the notes thereto, HICN is not obligated for, nor any of its assets or property subject to, any liabilities (whether accrued, absolute, contingent or otherwise), or adverse obligations, whether or not such liabilities or obligations are normally shown or reflected on a balance sheet, other than liabilities and obligations arising in the ordinary course of business since the date of HICN's Financial Statements, none of which are material and adverse.

         8.4 Since the date of HICN's Financial Statements, except as set forth in Exhibit 8.4 attached hereto, or as set forth below, HICN (with respect to the Hotel/Casino), has not: (i) suffered the occurrence of any events which, individually or in the aggregate, have had a material adverse affect on the Assets (with respect to the Hotel/Casino); (ii) except in the ordinary course of business, made or granted any general wage or salary increase to persons employed by HICN at the Hotel/Casino; (iii) except in the ordinary course of business, made any increase in or commitment to increase any benefits for employees of the Hotel/Casino or adopted or made any commitments to adopt any additional benefit plan for such employees; (iv) sold or transferred, or agreed to sell or transfer, any of the Assets (except sales in the ordinary course of business); or (v) suffered any damage, destruction or loss, whether or not covered by insurance which, to the best of HICN's knowledge and belief, materially and adversely affects the Assets, or had any material adverse change in the business, operations, financial condition or prospects of the Assets.

         8.5 There is no suit, action, proceeding (legal, administrative or otherwise), arbitration or governmental investigation pending, or to the best knowledge of HICN, threatened, against or with respect to HICN or the Assets owned or held by HICN which suit, action and proceeding, arbitration or investigation will have a material adverse effect on HICN's ability to perform its obligations hereunder or Buyer's operation of the Hotel/Casino.

         8.6 HICN has all licenses and permits necessary to conduct the business currently being conducted by HICN at the Hotel/Casino and to operate the business currently being operated by HICN at the Apartment Building, the absence of which would have a material adverse effect on such assets and all such licenses and permits are in full force and effect. No material violation exists or has been asserted by any governmental authority with respect to any such license or permit. No proceeding is pending or, to HICN's knowledge, has been threatened for the purpose of revoking, suspending or limiting any such license or permit. Exhibit 8.6 attached hereto sets forth a complete and accurate list of such licenses and permits.

         8.7 HICN has filed or has obtained presently effective extensions with respect to all federal, state, county and local tax returns required to have been filed by HICN, and has paid all taxes shown thereon as due and payable on or prior to the date hereof, with respect to HICN's operation of the Hotel/Casino.

         8.8 As of the First Closing, HICN will have good and marketable title to (or a valid leasehold interest in, or other valid right to use), all Non-Gaming Assets owned or held by HICN, in each case free and clear of any security interest, pledge or other claim, charge, lien or encumbrance, except for (i) the Permitted Exceptions; (ii) claims, charges, liens and encumbrances arising out of contracts entered into by HICN pursuant to the Buyer/HICN Lease; and (iii) the Hotel Service Contracts.
         As of the Second Closing, HICN will have good title to all of the Inventories and good title to (or a valid leasehold interest in, or other valid right to use), the Slot Machines and the other Gaming Assets owned or held by HICN, free and clear of any security interest, pledge or other claim, charge, lien or encumbrance, except for (i) the Permitted Exceptions; (ii) claims, charges, liens and encumbrances arising out of contracts entered into by HICN pursuant to the Buyer/HICN Lease; and (iii) the Gaming Service Contracts.

         8.9 The Slot Machines are in the same operating condition and state of repair as when such machines (or their predecessors), were inspected by Buyer prior to the date of this Agreement (subject to ordinary wear and maintenance), and are in all material respects adequate and suitable for the purposes for which the same are presently being used.

         8.10 Other than contracts or commitments that will be terminated or discharged at or prior to the time the Asset(s) subject thereto are sold to Buyer hereunder, HICN is not a party to any contract or commitment in respect of the Assets which contract or commitment either has a remaining unexpired term of one year or more or provides for the payment by HICN of more than $100 per month, unless such contract or commitment may be cancelled by HICN without charge or other penalty upon not more than 30 days' prior notice and, unless otherwise identified in the Disclosure Letter, all tenant leases of units within the Apartment Building may be terminated without charge or penalty upon not more than 60 days' prior notice. Each such contract or commitment is specifically identified in the Disclosure Letter in response to this Section
8.10 and is valid and in full force and effect, and there exists no default, or event that with notice or the lapse of time or both, would constitute a default, under any such contract or commitment by HICN or, to the best knowledge of HICN, any other party to such contract or commitment. HICN has provided Buyer with true and correct copies of such contracts and commitments.
         In the event that HICN intends to terminate any contract or commitment of HICN relating to the Non-Gaming Assets at or prior to the First Closing, HICN will use all reasonable efforts to notify Buyer of the same, and if Buyer so requests, such contract or commitment shall not be terminated by HICN, but shall be assigned by HICN to Buyer on the same terms and subject to the same conditions as the contracts or commitments specifically identified in the Disclosure Letter in response to this Section 8.10 are so assigned.

         8.11 Except for liabilities pursuant to the leases, purchase and participation agreements and other contracts and commitments specifically identified in response to Section 8.10 hereof or that HICN acquires or becomes subject to as a result of actions taken by HICN pursuant to the Buyer/HICN Lease, Buyer will not, by virtue of Buyer's assumption of the liabilities of HICN referred to in subsection 2.1.4 hereof, assume any material liability, debt or obligation of HICN whatsoever, and HICN covenants to timely pay and discharge all of its debts, obligations and liabilities with respect to the Assets.

         8.12 To the best knowledge of HICN, neither the Hotel/Casino nor HICN's use or occupancy thereof is in violation of any federal, state, country or local law, rule or regulation (including, without limitation, any applicable building, zoning or other land use requirement or any law relating to pollution or protection of the environment or Hazardous Substances), or any regulation of the National Board of Fire Underwriters, which violation if not corrected would materially adversely affect Buyer's operation of the Hotel/Casino, nor has HICN received any notice that any governmental authority, insurer or other person is asserting any violation of the same.

         8.13 Other than the Street Widening as set forth in Section 7.7 hereof, there are no pending or, to the best knowledge of HICN, threatened condemnation actions or proceedings in eminent domain with respect to the Hotel/Casino, nor has HICN received notice of the commencement of any proceeding that would change the present zoning classification of the Hotel/Casino or the Apartment Building.

         8.14 Except for a proposed contract with maintenance workers affiliated with the operating engineers of the AFL-CIO, none of the employees of the Hotel/Casino is a party to any employment or consulting agreement with HICN or represented as a Hotel/Casino employee by any labor union, and there is not presently in effect any collective bargaining agreement pertaining to the Hotel/Casino or its employees. Since December 30, 1988, there has not been any labor strike, work stoppage, interruption or slow-down, or other labor disturbance in connection with HICN's operation of the Hotel/Casino, and no such labor trouble (including, without limitation, any labor union organizational drive), currently is, to the best knowledge of HICN, threatened.

         8.15 HICN heretofore has either delivered to Buyer or made available for inspection by Buyer true and complete copies (or a written description of the material terms and conditions), of any and all bonus, profit-sharing, stock option, pension, severance and similar plans and arrangements maintained by HICN for employees of the Hotel/Casino (collectively, the "Employee Plans").

         HICN is not a party to, and is not required to make any employer contribution to, any "employee pension benefit plan" (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any "employee welfare benefit plan" (within the meaning of
Section 3(1) of ERISA), affecting any employee of the Hotel/Casino.

         8.16 Included in the Disclosure Letter is a true and complete schedule of all policies of fire, public liability and other kinds of insurance maintained as of the date hereof by HICN relating to the Hotel/Casino, which schedule includes, without limitation, the kind of insurance, the insurer, the amount of coverage, the expiration date, the annual premium, the person(s) to whom the proceeds are payable, the policy number and any pending claim(s) thereunder. All such policies are binding and in full force and effect, and there exists no default, or event that with notice or the lapse of time or both, would constitute a default, under any such insurance policy by HICN or, to the best knowledge of HICN, by the insurance company issuing such policy.

         8.17 Except as set forth in the Environmental Reports and any environmental reports obtained by Buyer (without, however, HICN making any representation or warranty relating to the accuracy or completeness of any environmental reports obtained by Buyer), and any such material used in the ordinary course of the businesses conducted by Sellers or their tenants at the Hotel/Casino and Apartment Building and stored in accordance with applicable environmental laws and regulations, to the best of HICN's knowledge, there are no Hazardous Substances, as hereinafter defined, located at the Hotel Land, Hotel Improvements, Apartment Land or Apartment Improvements. As used herein, "Hazardous Substances" shall mean any material or substance defined as "hazardous substances", "hazardous materials", "toxic substances", "pollutants", or hazardous waste" (including asbestos), under federal, state and local laws regulating hazardous or toxic substances.

         8.18 Neither this Agreement, the Exhibits attached hereto, nor any other document furnished by HICN, taken as a whole, contain any untrue statement of a material fact or omit to the state a material fact necessary to make the statement contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or political nature which do not affect the Hotel/Casino uniquely), known to HICN which materially adversely affects or in the future can be reasonably expected to materially adversely affect the Hotel/Casino. In addition, to the best knowledge of HICN, the representations and warranties of the Partnership set forth in Article 7 hereof are true and correct in all material respects.

Article 9.       Representations and Warranties of Crown and Buyer.

         Crown and Buyer represent and warrant to Sellers that:

         9.1 Crown and Buyer are corporations duly organized, validly existing and in good standing under the laws of the States of Texas and Nevada, respectively, with all requisite corporate power and authority to own their assets and conduct their business as presently conducted. Crown and Buyer have all requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder.

         9.2 This Agreement has been duly executed and delivered by Crown and Buyer, and constitutes Crown's and Buyer's valid and binding obligation, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by the provisions of applicable bankruptcy and insolvency, moratorium or similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. The execution and delivery of this Agreement by Crown and Buyer and the consummation by Crown and Buyer of the transactions contemplated hereby to be consummated by Crown and Buyer do not and will not (i) violate any provision of their respective charter or by-laws;
(ii) result in the breach of any of the terms or conditions, or constitute a default under, any contract, lease, franchise, concession, license, permit, note, bond, indenture, mortgage, deed of trust, security interest or other agreement or instrument to which Crown and Buyer is a party or by which Crown or Buyer or their respective assets may be bound; (iii) subject to obtaining the consents and approvals contemplated by subsection 6B.1.2 hereof, violate any law or governmental rule or regulation, or any order, judgment or award of any court or administrative agency, or any decision or finding of any arbitrator, binding upon Crown and Buyer; or (iv) except for the consents and approvals contemplated by subsection 6B.1.2 hereof and Nomura Holding, Inc. ("Nomura"), require the consent of any governmental authority or other person. The consent of Nomura shall be obtained, or no longer required, prior to the First Closing Date. The consent of Nomura is not a condition precedent in any manner whatsoever to the obligations of Crown or Buyer under this Agreement.

         9.3 There is no suit, action, proceeding (administrative or otherwise), arbitration or governmental investigation pending, or to the best knowledge of Crown and Buyer, threatened, against Crown or Buyer that will adversely affect the performance by Crown or Buyer of their respective obligations hereunder.

         9.4 To the best knowledge of Crown and Buyer, the representations and warranties of the other set forth in this Article 9 are true and correct in all material respects.

Article 10.      Operation of the Hotel/Casino Pending the First Closing.

         Between the date hereof and the First Closing:

         10.1 HICN shall carry on the business of the Hotel/Casino in the ordinary course as such business is presently being conducted.

         10.2 HICN shall use its best efforts to preserve intact the business organization of the Hotel/Casino, to retain the services of the Hotel/Casino's present employees and to preserve the Hotel/Casino's present relationships with the suppliers, customers and others having business relationships with the Hotel/Casino.

         10.3 Except as may be first approved by Buyer (whose approval shall not be unreasonably withheld), or as may be otherwise contemplated by this Agreement, neither Seller shall (i) except for non-material changes in the ordinary course of business, amend, supplement or otherwise change in any material respect the terms and conditions of any Hotel Service Contracts; (ii) enter into any contract or commitment, or incur any liability, with respect to the Non-Gaming Assets, except contracts and commitments entered into, and current liabilities incurred, in the ordinary course of business with third parties; or (iii) sell or otherwise dispose of any Non-Gaming Asset owned or held by such Seller as of the date of this Agreement, except for dispositions of non-material portions thereof in the ordinary course of business.

         10.4 Except as may be first approved by Buyer (whose approval shall not be unreasonably withheld), HICN shall not (i) increase any compensation payable or to become payable by HICN to any employee of the Hotel/Casino, other than in the ordinary course of business; or (ii) make any change in the benefits payable to any Hotel/Casino employee under any bonus or pension plan or other employee benefit plan or arrangement specifically identified by HICN in the Disclosure Letter in response to Section 8.15 hereof, other than in the ordinary course of business.

         10.5 Each Seller shall file all tax returns required to be filed by such Seller (other than income tax returns), and pay all taxes shown thereon to be due and payable, prior to the First Closing Date with respect to the Non-Gaming Assets.
         10.6 Each Seller shall file all reports or returns required to be filed by such Seller prior to the First Closing Date with governmental authorities and relating to the ownership or operation of the Non-Gaming Assets owned or held by such Seller.

         10.7 HICN shall maintain its existing insurance (or equivalent insurance coverage), with respect to the Hotel/Casino and the Apartment Building, subject to variations in amounts required by the ordinary operation of the Hotel/Casino's and Apartment Building's business. At the request of Buyer and at Buyer's sole expense, HICN shall use its best efforts to increase the amount of insurance against fire and other casualties that, at the date of this Agreement, HICN carries on the Hotel/Casino and Apartment Building or in respect of its operations by the amount or amounts Buyer shall specify.

         10.8 Sellers will maintain, service and repair (if necessary) the Assets so that, at First Closing, such Assets are in at least as good operating condition and repair as when inspected by the Buyer prior to the date of this Agreement.

         10.9 Sellers will comply in all respects with all applicable laws, rules, regulations, judgments, decrees, orders, governmental permits, certificates and licenses related to the Assets.

         10.10 At all reasonable times prior to the First Closing, Sellers shall provide to Buyer, its counsel and other authorized representatives, full and free access, at reasonable times and upon reasonable notice, to all of the properties, books, contracts, commitments and records of Sellers related to the Hotel/Casino and Apartment Building.

Article 10A.     Operation of Gaming Assets Pending the Second Closing.

                 Between the date hereof and the Second Closing:

         10A.1 Except as may be first approved by Buyer (whose approval shall not be unreasonably withheld), or as may be otherwise contemplated by this Agreement or permitted by the Buyer/HICN Lease, Sellers shall not (i) except for non-material changes in the ordinary course of business, amend, supplement or otherwise change in any material respect the terms and conditions of any Gaming Service Contract;
(ii) enter any contract or commitment, or incur any liability, with respect to the Slot Machines and the other Gaming Assets, except contracts and commitments entered into, and current liabilities incurred, in the ordinary course of business with third parties; or (iii) sell or otherwise dispose of any Gaming Asset owned or held by such Seller as of the date of this Agreement, except for dispositions of non-material portions thereof in the ordinary course of business.

         10A.2 Each Seller shall file all tax returns, if any, required to be filed by such Seller (other than income tax returns), and pay all taxes shown thereon to be due and payable, prior to the Second Closing Date with respect to the Gaming Assets.

         10A.3 Each Seller shall file all reports or returns, if any, required to be filed by such Seller prior to the Second Closing Date with governmental authorities (including, without limitation, the Nevada Gaming Authorities) and relating to the ownership or operation of the Gaming Assets owned or operated by such Seller.

         10A.4 Sellers shall comply with the provisions of Sections 10.1 through 10.9 hereof, subject to the terms of the Buyer/HICN Lease.

Article 11.      Indemnification.

         11.1 Subject to the remaining provisions of this Article 11, each of the Partnership and HICN shall severally, but not jointly, indemnify and hold harmless Crown and Buyer from, against and in respect of any and all damages, losses or expenses (including reasonable attorneys' fees), suffered or paid as a result of any and all claims, judgments and liabilities against or sustained by Crown or Buyer as a result of (i) any inaccuracy in, or breach of any representation or warranty or covenant made by such Seller herein; (ii) any breach, non-fulfillment or default in the performance by such Seller of any of the covenants or agreements made by such Seller herein or in any documents delivered in connection herewith; or (iii) any failure of such Seller to duly pay, perform or otherwise discharge any liability or obligation of such Seller
(x) in respect of the Non-Gaming Assets, accruing or arising prior to the First Closing, and (y) in respect of the Gaming Assets, accruing or arising prior to the Second Closing; provided, however, that Crown and Buyer shall be entitled to indemnification hereunder only at such time as the aggregate amount of all of such damages, losses and expenses exceeds $50,000, except that such minimum amount shall not apply to a failure by Sellers to duly pay, perform or discharge any liability or obligation as set forth in Section 8.11 hereof.

         HICN shall further indemnify and hold harmless Buyer as follows: In the event that the Nevada Gaming Authorities determine that Buyer may not at the Second Closing terminate any progressive Slot Machine liability then in place and notify Buyer of the same, HICN shall, upon delivery to HICN of a copy of such notice, reimburse Buyer for the aggregate amount shown on the "meters" of all such Slot Machines, if any, as of the Second Closing Time.

         11.2 Crown and Buyer shall, jointly and severally, indemnify and hold harmless each Seller from, against and in respect of any and all damages, losses or expenses (including reasonable attorneys' fees), suffered or paid as a result of any and all claims, judgments and liabilities against or sustained by such Seller as a result of (i) any inaccuracy in, or breach of any representation or warranty or covenant made by Crown and Buyer herein; (ii) any breach, non-fulfillment or default in performance by Crown or Buyer of any of the covenants or agreements made by Crown or Buyer herein or in any documents delivered in connection herewith; or (iii) any failure of Crown or Buyer to duly pay, perform or otherwise discharge any contractual or other liability or obligation assumed by Crown or Buyer pursuant to subsection 2.1.4 hereof.

         11.3 In the event that Crown and Buyer, on the one hand, or a Seller, on the other, (in such capacity, the "Indemnified Party"), obtains knowledge of any damage, loss, expense, claim, judgment or liability that the Indemnifying Party determines has given or give rise to a claim under this
Article 11, the Indemnified Party shall promptly give notice of the same to the party required by this Agreement to provide such indemnification (the "Indemnifying Party," and such notice a "Notice of Claim"). A Notice of Claim shall specify, in reasonable detail, the nature of the facts or circumstances that the Indemnified Party has determined have given or may give rise to a claim for indemnification hereunder. With respect to any third-party claim giving rise to a Notice of Claim, the Indemnifying Party may defend, at its expense, such third-party claim; provided, however, that the Indemnified Party, at its expense, shall have the right to participate in such defense. The Indemnified Party shall make available to the Indemnifying Party or its attorneys or other representatives all books and records of the Hotel/Casino or the Apartment building, as the case may be, and all other materials reasonably required by the Indemnifying Party or its representatives for use in contesting any third-party claim, and shall cooperate fully with the Indemnifying Party in the defense of all such claims.

         11.4 In the event that any facts or circumstances shall occur that would otherwise entitle any party hereto to assert a claim for indemnification hereunder, no damage, loss or expense shall be deemed to have been sustained by such party to the extent of any proceeds received by such party from any insurance policy or policies with respect thereto.

         11.5 An Indemnifying Party shall not be liable under this Article 11 for any damage, loss or expense resulting from any facts or circumstances relating to a breach of any representation or warranty if the Indemnifying Party can establish that the Indemnified Party has actual knowledge of such facts by reason of a writing or written materials on or prior to the First Closing Date (or, to the extent such representation or warranty relates to the Gaming Assets, on or prior to the Second Closing Date); provided, however, such writing or written materials shall have been delivered by a Seller or its attorneys to Crown, Buyer or their attorneys pursuant to this Agreement and, with respect to writings or written materials delivered after the date of this Agreement, the receipt thereof shall have been acknowledged in writing by the President or a Vice President of Crown, Buyer or their attorneys. Notwithstanding the foregoing, the provisions hereof shall not affect Sellers' liability relating to a breach of any representation or warranty relating to the title of the Assets, and any modification to a representation and warranty required by such writing or written materials shall have been evidenced in the certificate of Seller required at the First or the Second Closing, as the case may be, pursuant to Section 6.1 and subsection 6B.1.1, respectively, and such modification shall have been accepted and approved by Buyer, and Buyer shall have waived such modification to the accuracy of any such representation or warranty.

         11.6 For purposes of this Article 11, the representations and warranties contained in this Agreement and relating to the Non-Gaming Assets shall survive the First Closing for a period of two years, and the representations and warranties contained herein and relating to the Gaming Assets shall survive the Second Closing for a period of two years; provided, however, that no such termination of any such representation or warranty shall terminate, limit or otherwise affect any claim(s) made by any party hereto for breach of such representation and warranty which claim was made prior to the date of such termination.

         11.7 Except as otherwise provided in subsection 2.1.2 hereof, the indemnification provided for in this Article 11 shall be the sole remedy to which the parties hereto are entitled in respect of any fact or circumstance that would give rise to such right of indemnification without regard to the proviso included in Section 11.1 hereof.

Article 12.      Risk of Loss.

         Notwithstanding the execution and delivery of this Agreement, HICN shall continue to conduct the business conducted by HICN at the Hotel/Casino, and ownership of the Assets subject hereto shall remain with Sellers, until (i) in the case of the Non-Gaming Assets, the First Closing; and, (ii) in the case of the Gaming Assets, the Second Closing. Accordingly, until such time(s), Sellers shall bear all risk of loss with respect to said assets, except as hereinafter provided to the contrary.

         12.1 In the event that prior to the First Closing, the Hotel Land, any of the Hotel Improvements, the Apartment Land or any of the Apartment Improvements are destroyed or materially damaged as a result of any fire or other casualty, or in the event that Sellers receive notice that a condemnation action or proceedings in eminent domain have been or will be commenced against the Hotel Land, any of the Hotel Improvements, the Apartment Land or any of the Apartment Improvements (other than the Street Widening), Sellers shall promptly notify Buyer of the same, and Buyer thereupon shall have the right to terminate this Agreement (and the Deposit shall be promptly delivered to Buyer) by giving notice to Sellers of such termination; provided, however, that any such notice from Buyer shall be effective only if given to Sellers within 10 business days after Sellers notify Buyer of the commencement of such action or proceeding.
If Buyer does not so terminate this Agreement, (i) the representations, warranties and covenants of Sellers herein shall be deemed modified to reflect such casualty or taking; and (ii) any and all insurance proceeds or award(s) payable to Sellers by reason of such casualty or taking shall be paid by Sellers (or Sellers' rights to receive the same shall be assigned by Sellers), to Buyer at the First Closing.

         12.2 In the event that prior to the First Closing any material portion of the FF&E or other tangible assets or properties included in the Non-Gaming Assets is damaged or destroyed, and Sellers elect not to repair or replace the damaged or destroyed asset(s), Sellers shall promptly notify Buyer of the same and of Sellers' estimate of the aggregate cost of repairing such damage or replacing the destroyed asset(s). Buyer thereupon shall have the right to terminate this Agreement (and the Deposit shall be promptly delivered to Buyer) by giving notice to Sellers of such termination; provided, however, that any such notice from Buyer shall be effective only if given to Sellers within 10 business days after Sellers notify Buyer of such damage or destruction. If Buyer does not so terminate this Agreement, (i) the representations, warranties and covenants of Sellers herein shall be deemed modified to reflect such damage or destruction; (ii) any and all insurance proceeds payable to Sellers by reason of such casualty shall be retained by Sellers; and (iii) the amount payable to Sellers pursuant to subsection 2.1.2 and to subsection 4.3.4 hereof shall be reduced by an amount equal to the aforementioned estimate.

         12.3 In the event that prior to the Second Closing any material portion of the Slot Machines or the other tangible personal property included in the Gaming Assets is damaged or destroyed, and Sellers elect not to repair or replace the damaged or destroyed asset(s), Sellers shall promptly notify Buyer of the same and of Sellers' good faith estimate of the aggregate cost of repairing such damage or replacing the destroyed asset(s). Buyer thereupon shall have the right to terminate the obligations to purchase the Gaming Assets pursuant to this Agreement by giving notice to Sellers of such termination; provided, however, that any such notice from Buyer shall be effective only if given to Sellers within 10 business days after Sellers notify Buyer of such damage or destruction. If Buyer does not so terminate this Agreement, (i) the representations, warranties and agreements of Sellers herein shall be deemed modified to reflect such damage or destruction; (ii) any and all insurance proceeds payable to Sellers by reason of such casualty shall be retained by Sellers; and (iii) the amount payable to Sellers pursuant to subsection 2.1.2 and to subsection 4A.2.2 hereof shall be reduced by an amount equal to the aforementioned estimate.

Article 13.  Termination.

         13.1 This Agreement may be terminated at any time prior to the First Closing:

                 13.1.1   By mutual consent of all parties hereto;

                 13.1.2 By Buyer, on the one hand, or Sellers, on the other hand (in each case by notice given to the other or others), if the First Closing shall not have occurred on or before the First Closing Date provided for in Section 4.1 hereof; provided, however, that the right to terminate this Agreement under this subsection 13.1.2 shall not be available to any party whose failure to perform any obligation or comply with any covenant under this Agreement has been the cause or resulted in the failure of the First Closing to occur on or before such date; or

                 13.1.3 If there is a Regulatory Termination, in which event the Deposit shall be promptly delivered to Buyer.

         13.2 This Agreement may be terminated at any time after the First Closing but prior to the Second Closing;

                 13.2.1   By mutual consent of all parties hereto;

                          13.2.1.1 By Buyer, on the one hand, or Sellers, on the other hand (in each case by notice given to the other(s)) if the Second Closing shall not have occurred on or before sixteen (16) months after the First Closing Date; provided, however, that the right to terminate this Agreement under this subsection 13.2.1.1 shall not be available to any party whose failure to perform any obligation or comply with any covenant under this Agreement has been the cause or resulted in the failure of the Second Closing to occur on or before such date; or

                 13.2.2   If there is a Regulatory Termination.

         13.3 Nothing in this Article 13 shall supersede, limit or otherwise affect any right of termination granted to any party or parties hereto pursuant to Article 12 hereof or any other provision or provisions of this Agreement, including specifically Buyer's right to terminate this Agreement pursuant to
Article 4D.

         13.4 In the event of any termination of this Agreement pursuant to this Article 13 or otherwise:

                 13.4.1 If this Agreement is terminated after the First Closing has occurred, such termination shall in no way affect the sale of the Non-Gaming Assets to Buyer pursuant hereto or the rights, duties and remedies of the parties hereto arising out of or with respect to such sale;

                 13.4.2 This Agreement shall be of no further force or effect, and neither any of the parties hereto nor any of their respective trustees, directors, officers, employees, agents or representatives shall have any further liability or obligation hereunder, other than for willful failure to consummate the transactions contemplated hereby notwithstanding the satisfaction of all of the conditions set forth herein to such party's obligation to consummate the same; provided, however, that the provisions of Section 4D.1, this Section 13.4, the provisions of Sections 16.9 through and including 16.12 hereof, and (if the First Closing shall have occurred), the representations and warranties made by Sellers in Articles 7 and 8 hereof to the extent the same relate to the Non-Gaming Assets, the representations and warranties made by Buyer in Article 9 hereof, and the provisions of Article 11 hereof shall survive such termination and continue in full force and effect;

                 13.4.3 Except as otherwise provided in subsection 2.1.2 hereof, there shall be returned to each party hereto any and all documents and funds theretofore deposited by such party in the Escrow (including any income earned on any such funds); and

                 13.4.4 Except as otherwise provided in the proviso included in Section 4.5 hereof, Buyer and Sellers each shall pay one-half of any costs incurred for obtaining the Title Insurance Policy and the Survey and one- half of the fees and expenses of the Escrow Agent.

Article 14.  Brokers.

         Crown and Buyer represent and warrant to Sellers that other than Resort Properties of America ("Broker"), Crown and Buyer have not engaged the services of a broker, finder or investment banker in connection with this Agreement or the transactions contemplated by this Agreement. Broker's fees and expenses shall be paid by Crown and Buyer. Crown and Buyer represent and warrant that the fee paid to Broker is not one paid in consideration for the arranging or negotiation of an extension of credit intended for (a) the acquisition of an interest in a gaming establishment or registered company, or
(b) to finance the gaming operations of a licensed gaming establishment. Sellers represent and warrant to Buyer that Sellers have not engaged the services of a broker, finder or investment bankers in connection with this Agreement or the transactions contemplated by this Agreement. Crown and Buyer shall, jointly and severally, indemnify and hold the Sellers harmless from and against any and all claims, liabilities or obligations that may result from any omission or inaccuracy in the foregoing representation and warranty made by Crown and Buyer.

Article 15.  Notices.

         All notices, requests, approvals, consents or other similar communications that any party hereto shall be required or desire to give to any other party under this Agreement shall be in writing and shall be delivered by hand or prepaid overnight courier service, or mailed by first-class U.S. certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above, in each case to the person named below or addressed as follows:

            If to Crown:         Crown Casino Corporation
                                 2415 West Northwest Highway, Suite 103
                                 Dallas, Texas 75220
                                 Attn:  Mark D. Slusser, Chief Financial Officer
                                 Facsimile:  214-357-1974

            If to Buyer:         Crown Casino Nevada, Inc.
                                 2415 West Northwest Highway, Suite 103
                                 Dallas, Texas  75220
                                 Attn:  Mark D. Slusser, Chief Financial Officer
                                 Facsimile:  214-357-1974

                 In each case,
                 with a copy to:           T. J. Falgout, III
                                           Stumpf & Falgout
                                           1400 Post Oak Boulevard, Suite 400
                                           Houston, Texas 77056
                                           Facsimile:  713-871-0408

                 If to the Partnership:    SLT Realty Limited Partnership
                                           c/o Starwood Lodging Corporation
                                           11845 Olympic Boulevard, Suite 550
                                           Los Angeles, California  90064
                                           Attn:  Jeffrey C. Lapin, President
                                           Facsimile:  310-575-9512

                 If to HICN:               Starwood Lodging Corporation
                                           11845 Olympic Boulevard, Suite 550
                                           Los Angeles, California  90064
                                           Attn:  Kevin Mallory, Executive
                                                  Vice President
                                           Facsimile:  310-575-9512

                 In each case,
                 with a copy to:           Lionel Sawyer & Collins
                                           1100 Bank of America Plaza
                                           50 West Liberty Street
                                           Reno, Nevada  89501
                                           Attn:  Dan R. Reaser, Esq.
                                           Facsimile:  702-788-8682

or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

         If so delivered, couriered or mailed, each such notice or other communication shall be deemed given when personally delivered, as of the first business day after the date so sent by courier, or as of the third business day after the day so sent by mail, as the case may be.

Article 16.  Miscellaneous.

         16.1 Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party hereto, except that (subject to compliance with applicable Nevada gaming statutes and regulations), HICN may assign any or all of its rights and remedies hereunder to Starwood Lodging Corporation, a Maryland corporation ("SLC"), or to any other direct or indirect subsidiary of SLC.

         16.2 For a period of 90 days after each of the First Closing Date and the Second Closing Date, Buyer shall provide Sellers with the use of such office space at the Hotel/Casino and such use of the Hotel/Casino's computer system and staff as Sellers may reasonably request for the purpose of preparing Sellers' financial statements for the period(s) in which such closings occur.
         Sellers may from time to time after each of the First Closing and the Second Closing (upon reasonable prior notice to Buyer), make copies of the books and records of the Hotel/Casino with respect to the period prior to such closing(s) to the extent reasonably required by either Seller to prepare and substantiate its tax returns (including, without limitation, in connection with any audit), or to prepare for, prosecute, defend or settle any litigation pending or threatened against such Seller; provided, however, that Sellers may not remove any such books or records from the Hotel/Casino. Buyer agrees to maintain all such original books and records of the Hotel/Casino for such time periods as are required by the Internal Revenue Service and the Nevada Gaming Authorities, but in any event, not less than five (5) years.

         16.3 Each of the parties hereto shall use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable (including, without limitation, by making such all such filings and taking all such other actions as are necessary or appropriate to obtain the consents and approvals referred to in Section 4A.1 hereof). Without limiting the generality of the foregoing, Sellers shall promptly, from time to time after the First Closing and the Second Closing, execute and deliver to Buyer such further bills of sale, conveyances, assignments, assurances or other instruments of transfer as Buyer shall reasonably request, in order to vest and confirm in Buyer all right, title and interest of Sellers in and to the assets acquired by Buyer pursuant to this Agreement.

         16.4 This Agreement and the Exhibits attached hereto (together with the Buyer/HICN Lease), contain(s) all of the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof, and no representation or warranty not specifically made, and no covenant or agreement not specifically referred to, herein shall be deemed to exist or to bind any of the parties hereto with respect to the subject matter hereof. Without limiting the generality of the foregoing, no officer, employee or agent of either Seller has any authority to make any representation or promise not contained in this Agreement, and Buyer acknowledges that it has not executed this Agreement in reliance upon any such representation or promise.

         This Agreement may not be amended or supplemented except by a writing signed by the party or parties to be bound thereby.

         This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns any right or remedy under or by reason of this Agreement.

         16.5 Sellers may, by notice to Buyer, or Buyer may, by notice to Sellers, (i) waive or extend the time for the performance of any of the obligations or other actions of the other(s); (ii) waive any inaccuracy in the representations or warranties of the other(s) contained in this

Agreement or in any document delivered pursuant to this Agreement; or (iii) waive compliance with any of the covenants of the other(s) contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or of any breach of any other provision hereof.

         16.6 All Article headings herein have been inserted for the convenience of the parties, and shall not in any way modify, limit, construe or otherwise affect this Agreement. All references herein to Sections include all subsections of such Sections.

         For purposes of interpreting the phrase "HICN's operation of the Hotel/Casino" as used in this Agreement, HICN shall be deemed to operate the Hotel/Casino in substantially the same manner as the Hotel/Casino is currently operated.

         16.7 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

         16.8 This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

         16.9 Except as may be otherwise required by applicable federal securities law or by the requirements of any national securities exchange on which securities of the Partnership, any general partner of the Partnership or Crown are listed, or as required by applicable laws governing the regulation of the Hotel/Casino by the Nevada Gaming Authorities, neither Sellers, on the one hand, nor Crown or Buyer, on the other, shall notify any third party of, or issue any press release or otherwise make any public disclosure concerning, the execution and delivery of this Agreement or the transactions contemplated hereby; provided, however, that notwithstanding the foregoing provisions of this Section 16.9, copies of this Agreement may be furnished by Crown and Buyer to those persons and entities that have agreed (or that Crown and Buyer believe may agree), to provide Buyer with equity or debt financing for Buyer's purchase of the Hotel/Casino and the Apartment Building if Crown and Buyer shall first have obtained the written agreement of each such source (or potential source), of financing to hold such information in confidence and to use such information only for the purpose of determining whether or not to provide such financing to Buyer. Crown, Buyer and Sellers will consult and cooperate with each other as to the timing and content of any announcements of the transaction contemplated hereby to the general public or to employees, customers or suppliers. Except as otherwise required by applicable law, neither party without the consent of the other will issue any press release concerning the transaction contemplated by this agreement, it being the intent of the parties that any press releases will be issued simultaneously and the contents thereof will be approved by all parties.

         Unless and until the First Closing has occurred, Crown and Buyer shall keep strictly confidential and not disclose to any other person or entity (other than Crown's and Buyer's auditors, attorneys, bankers and other authorized representatives), any and all Confidential

Information obtained from any financial statements or other materials provided to Crown and Buyer or their authorized representatives by or on behalf of Sellers in connection with the transactions contemplated hereby or pursuant to visitation, inspection or review rights granted hereunder. If the First Closing does not occur, Crown and Buyer shall return or cause to be returned to Sellers all written materials and all copies thereof that were supplied to Crown and Buyer by or on behalf of Sellers and that contain any Confidential Information.

         As used in this Agreement, "Confidential Information" means any information concerning the Hotel/Casino or its business and/or the Apartment Building, but does not include information (i) that is or becomes generally available to the public through no fault of Crown and Buyer; or, (ii) that is later acquired by Crown and Buyer on a non-confidential basis from a source other than Sellers which source is not known by Crown and Buyer to be obligated to keep such information confidential.

         Crown and Buyer shall cause any auditor, attorney, banker or other authorized representative of Crown and Buyer to whom any Confidential Information is disclosed by Crown and Buyer or any other authorized representative of Crown and Buyer to observe in all respects the provisions of this Section 16.9.

         16.10 Crown, Buyer and Sellers each on their own behalf and on behalf of their successors hereby irrevocably submit themselves to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in and for the County of Clark for the purposes of any suit or other proceeding arising out of, or relating to, this Agreement or the transactions contemplated thereby, and hereby waive the right to assert, by way of motion, as a defense, or otherwise, in any such suit action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Seller hereby appoints Dan R. Reaser, Esq. (whose address is set forth in Article 15 hereof) as such Sellers' agent for service of process, and Crown and Buyer each hereby appoints T.J. Falgout, Esq. (whose address also is set forth in Article 15 hereof) as their agent for service of process.

         16.11 Except as otherwise expressly provided to the contrary in this Agreement, each party hereto shall pay its own expenses incidental to the negotiation and preparation of this Agreement and the carrying out and consummation of the transactions contemplated hereby.

         In the event suit is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, the prevailing party or parties shall be entitled to recover, as an element of such the costs of suit of such party or parties, and not as damages, reasonable attorneys' fees to be fixed by the court. A prevailing party shall be a party entitled to recover such party's costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover such party's costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover such party's costs or attorneys' fees.

         16.12 No provision of this Agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting hereof or by reason of the extent to which such provision or any other provision or provisions of this Agreement is or are inconsistent with any prior draft thereof. If any provision of this Agreement is held by a court or competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect.

         16.13 From and after the end of the Limited Inspection Period until the earlier of the Second Closing Date or the termination of this Agreement in accordance with the terms hereof, Sellers will not solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition of the Hotel/Casino, and Sellers shall instruct their officers, directors, agents and affiliates to refrain from doing so. After the end of the Limited Inspection Period, Sellers will notify Buyer of any such serious inquiry or proposal received by Sellers, or if any such information is requested from Sellers, or any such negotiations are sought to be initiated with Sellers, and any response thereto shall be approved in advance by Buyer.

         16.14 At the Second Closing Date, Seller will terminate the Employee Plans so that, after the Second Closing Date, Buyer shall not be obligated to any employees of Sellers, whether or not hired by Buyer, with respect to and under such Employee Plans. Further, Sellers shall be responsible for any continuation of coverage of group health plans for any such employees under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Crown Casino Corporation                           SLT Realty Limited Partnership
                                                         By:  Starwood Lodging Trust,
                                                         By:
                                                               -------------------------------
                                                                  its sole general partner
Name:
       ------------------------------------
Title:                                             By:
        -----------------------------------             --------------------------------------
                                                   Name:
                                                         -------------------------------------
                                                   Title:
                                                           -----------------------------------


Crown Casino Nevada, Inc.                          Hotel Investors Corporation of Nevada, Inc.


By:                                                By:
     --------------------------------------             --------------------------------------
Name:                                              Name:
       ------------------------------------             --------------------------------------
Title:                                             Title:
        -----------------------------------                -----------------------------------

         The name "Starwood Lodging Trust" is a designation of Starwood Lodging Trust and its Trustees (as Trustees but not personally), under a Declaration of Trust dated August 25, 1969, as amended and restated as of June 6, 1988, and as further amended [February 28, 1995] and all persons dealing with Starwood Lodging Trust must look solely to Starwood Lodging Trust's property for the enforcement of any claims against Starwood Lodging Trust, as the Trustees, officers, agents and securityholders of Starwood Lodging Trust assume no personal obligations of Starwood Lodging Trust, and their respective properties shall not be subject to the claims of any persons relating to such obligations.

         For value received, and in consideration for and as an inducement to Crown and Buyer to enter into this Agreement, Starwood Lodging Corporation, a Maryland corporation ("SLC"), hereby joins in this Agreement for the sole purpose of guaranteeing, and SLC hereby unconditionally guarantees unto Crown and Buyer the full performance and observance of all of the obligations of HICN under Article 11 of this Agreement, including, without limitation, the indemnification obligation set forth in Section 11.1 of this Agreement. This guaranty is unconditional, and the liability of SLC shall be primary and absolute.


                                  STARWOOD LODGING CORPORATION,
                                  a Maryland corporation


                                  By:
                                       ----------------------------------------
                                  Name:
                                         --------------------------------------
                                  Title:
                                          -------------------------------------

                                     LEASE


         THIS LEASE is made and entered into as of the _____ day of ____________, 1995, by and between CROWN CASINO NEVADA, INC., a Nevada corporation, as lessor ("Lessor"), and HOTEL INVESTORS CORPORATION OF NEVADA, INC., a Nevada corporation, as lessee ("Lessee"), with reference to the following facts and objectives:

         A. Concurrently with the execution hereof, and pursuant to an Asset Purchase Agreement dated as of July 11, 1995 (the "Asset Purchase Agreement"), by and among Lessor, Crown Casino Corporation, a Texas corporation, Lessee and SLT Realty Limited Partnership, a Delaware Limited Partnership (the "Partnership"), the Partnership and Lessee are selling to Lessor that certain (i) hotel, restaurant, bar, casino and related assets commonly known as the Bourbon Street Hotel & Casino located at 120 E. Flamingo Road, Las Vegas, Nevada 89109 (the "Hotel/Casino") and (ii) real and personal property comprising a 24-unit apartment building located at 135 Albert, Las Vegas, Nevada 89109 (the "Apartment Building").

         B. The Hotel/Casino has previously been leased by the Partnership to, and the Hotel/Casino has been operated by, Lessee pursuant to that certain amended and restated lease dated January 1, 1993. The Apartment Building has previously been operated by the Partnership.

         C. Lessor will acquire the Non-Gaming Assets (as defined in the Asset Purchase Agreement), including, without limitation, the Hotel/Casino and the Apartment Building, from Lessee and the Partnership at the First Closing (as defined in the Asset Purchase Agreement). Pending the Second Closing (as defined in the Asset Purchase Agreement), Lessee will continue to operate the Hotel/Casino and the Apartment Building with the Gaming Assets (as defined in the Asset Purchase Agreement) owned by Lessee. Accordingly, Lessor and Lessee desire to enter into this Lease pursuant to which, on the terms and subject to the conditions herein contained, Lessor will lease to Lessee, and Lessee will lease from Lessor, the Hotel/Casino and the Apartment Building.

                                   ARTICLE 1
                               PREMISES AND TERM

         1.1 Premises: Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the following assets:

                 1.1.1 The land and all appurtenances thereto on which the Hotel/Casino is located, which land (the "Hotel Land") is more particularly described on Exhibit 1.1.1 hereto;

                 1.1.2 All buildings, structures, parking areas and other improvements now or hereafter located on the Hotel Land (the "Hotel Improvements");

                 1.1.3 The land and all appurtenances thereto on which the Apartment Building is located, which land (the "Apartment Land" and, together with the Hotel Land, the "Land") is more particularly described on Exhibit
1.1.3 hereto;

                 1.1.4 All buildings, structures, parking areas and other improvements now or hereafter located on the Apartment Land (the "Apartment Improvements" and, together with the Hotel Improvements, the "Improvements");

                 1.1.5 All furniture, fixtures and equipment located as of the date hereof at the Hotel/Casino and/or the Apartment Building, but excluding the Gaming Assets owned by Lessee, and owned by Lessor or which Lessor otherwise has the right to use; and

                 1.1.6 All other assets and properties of the Hotel/Casino and the Apartment Building owned by Lessor, other than the Gaming Assets owned by Lessee, and Lessor's rights under the contracts and commitments referred to in Section 1.1A hereof.

     The Land and the Improvements together are hereinafter referred to as the "Premises."

         1.1A    Assignment of Rights:  Lessor hereby assigns to Lessee the rights of Lessor under the contracts and commitments referred to in the first paragraph of subsection 2.1.4 of the Asset Purchase Agreement (the "Hotel Service Contracts"), and delegates to Lessee the obligations of Lessor thereunder or otherwise assumed by Lessor pursuant to subsection 2.1.4 of the Asset Purchase Agreement, in each case solely to the extent that such rights or obligations accrue or arise during the term of this Lease; and Lessee hereby accepts such assignment and assumes such obligations.

                 Without limiting the generality of the foregoing, Lessee during the Lease Term (as defined in Section 1.2 below) shall make each and all of the payments called for by each agreement or arrangement listed in the Disclosure Letter (as defined in the first paragraph of Article 7 of the Asset Purchase Agreement) in response to Sections 7.9, 7.10, 8.10 or 8.11 of the Asset Purchase Agreement, as such payments may be adjusted from time to time, on the terms and subject to the conditions of such agreement or arrangement. Each such payment shall be made by Lessee directly to the lessor, vendor or other appropriate party or parties to such agreement or arrangement.

                 Lessor and Lessee acknowledge and expressly agree that nothing in this Section 1.1A shall be deemed to assign to Lessee any right or to delegate to Lessee any obligation of Lessor arising or accruing after the expiration or earlier termination of the Lease Term.

         1.2 Lease Term: The term of this Lease (the "Lease Term") shall commence on ______________, 1995 [the First Closing Date] (the "Commencement Date"), and shall end on _______________, 1996 [the six month anniversary of the Commencement Date], unless sooner terminated pursuant to Section 1.3 hereof or any other provision of this Lease or unless extended pursuant to this
Section 1.2.

                 If as of _____________, 1996 [62 days prior to the scheduled expiration of the Lease Term], Lessor has not obtained all of the licenses and approvals described in Section 1.3 hereof, Lessor at its option may extend the Lease Term for up to ten (10) additional months on all of the provisions of this Lease (other than this paragraph); provided, however, that if Lessor does so elect to extend the Lease Term, Lessor shall notify Lessee of the same not later than 62 days prior to the then scheduled expiration of the Lease Term.

                 In no event will the Lease Term extend beyond ___________, 199___ [the sixteen (16) month anniversary of the Commencement Date], unless Lessor and Lessee agree in writing to extend the term of this Lease on such terms and conditions mutually satisfactory to each of them in their sole discretion. If Lessor and Lessee do not agree in writing to extend the term of this Lease beyond _____________, 19___ [the sixteen (16) month anniversary of the Commencement Date], this Lease will nevertheless not terminate until ___________, 199___ [eighteen (18) months and two (2) days after the Commencement Date].

         1.3 Lessor's Right to Terminate Lease: If, prior to the expiration of the Lease Term (including any extended term), Lessor obtains, or reasonably believes it will obtain, all such licenses and approvals of the Nevada gaming authorities as are in the opinion of Lessor's counsel required by applicable law for Lessor to purchase and operate the Gaming Assets (as defined in Section 1.3 of the Asset Purchase Agreement) at the Hotel/Casino, Lessor shall notify Lessee of the same, and Lessor at any time thereafter may terminate this Lease upon not less than 62 days' prior notice to Lessee.

                                   ARTICLE 2
                              FF&E AND INVENTORY

         2.1 FF&E. Lessee (i) subject to Section 4.5 hereof, shall maintain the FF&E (as hereinafter defined) in the same operating condition and state of repair as on the date hereof (ordinary wear and tear and damage to or destruction of the Premises covered by Sections 9.1, 9.2 and 9.3 hereof excepted); (ii) shall keep the same free of any security interest, chattel mortgage, pledge or other encumbrance, except for those encumbrances permitted by Sections 7.4 and 8.8 of the Asset Purchase Agreement or by the proviso to the immediately following sentence; and (iii) subject to Section 4.5 hereof, at Lessee's cost, shall replace the same when, in Lessee's reasonable business judgment, such replacement is required. All FF&E installed in or furnished to the Premises by Lessee during the Lease Term (whether pursuant to contracts or commitments entered into by Lessee prior to or after the Commencement Date), if any, shall be new and (except as otherwise provided below) shall be purchased for cash and acquired free of any security interest, chattel mortgage, pledge or other encumbrance; provided, however, that Lessee may finance the purchase of (and in connection therewith encumber) all or any portion of any FF&E purchased by Lessee pursuant to this Section 2.1 if Lessee's purchase of such item(s) is financed (through a financing lease or otherwise) by the seller of such item(s) (or an affiliate of such seller). Lessee shall obtain Lessor's prior consent to the purchase of any FF&E to be purchased and financed by Lessee pursuant to this
Section 2.1 if the financed purchase price exceeds $5,000.00, with respect to individual purchases, or $25,000.00 over a period of 12 months or $37,500.00 over a period of 18 months, with respect to purchases in the aggregate.

                 For purposes of this Lease, "FF&E" means the assets described in subsection 1.1.5 hereof and any replacements therefor acquired by Lessee pursuant to clause (iii) of the first sentence of this Section 2.1.

                 2.1.1 Lessee shall make, as additional rent, each and all of the payments called for by any and all financing leases or conditional sales agreements relating to FF&E and entered into by Lessee pursuant to the proviso to the second sentence of this Section 2.1, as such payments may be adjusted from time to time, in accordance with the terms of such financing leases or conditional sales agreements. Such payments shall be made by Lessee directly to the lessor or vendor under each such lease or conditional sales agreement.

                 2.1.2 Upon the expiration or earlier termination of the Lease Term, (i) any FF&E installed in or furnished to the Premises by Lessee after the Commencement Date shall become a part of the Premises and belong to Lessor, and (ii) Lessee shall assign to Lessor all right, title and interest of Lessee in and to, and Lessor shall assume and thereafter duly perform each and all obligations of Lessee under, each financing lease or conditional sales agreement entered into by Lessee pursuant to the second sentence of this
Section 2.1.

         2.2 Gaming Assets. The Gaming Assets (as defined in Section 1.3 of the Asset Purchase Agreement) located at the Hotel/Casino as of the Commencement Date shall remain at, and shall be used by Lessee in its operation of, the Hotel/Casino without additional charge to Lessor.

         2.3 Disposal of FF&E: Notwithstanding the foregoing provisions of this Article 2, Lessee shall have the right, at any time or from time to time, to remove and sell, demolish or otherwise dispose of any FF&E, whether installed in or furnished to the Premises, prior to, on or after the Commencement Date, if (i) Lessee determines, in its reasonable business judgment, that such act is necessary or desirable in connection with Lessee's operation of the Premises; (ii) Lessee at its cost (either by the payment of cash or by a financing pursuant to Section 2.1) replaces the item or items so removed and disposed of, if such replacement is determined by Lessee to be necessary in connection with the operation of such business; and (iii) any proceeds from the sale or other disposition of any such FF&E are either invested by Lessee in additional FF&E or remitted by Lessee to Lessor; provided, however, Lessee shall take no such action without Lessor's prior written consent if the estimated value of such FF&E exceeds $25,000.00 over a period of 12 months or $37,500.00 over a period of 18 months.

         2.4 Operating Supplies and Stock-in-Trade: Lessor is delivering to Lessee, concurrently with the execution hereof and without additional charge, the operating supplies and consumable goods used in the operation of the Premises and included in the Non-Gaming Assets (as defined by Section 1.2 of the Asset Purchase Agreement) purchased by Lessor pursuant to Section 1.1 of the Asset Purchase Agreement. Such other assets shall be utilized by Lessee in connection with its operation of the Premises, and at such times as such assets are consumed or sold to third parties, Lessee at its cost shall provide all such operating supplies and consumable goods, as in Lessee's reasonable business judgment are necessary to operate the Premises.

         Lessee at its cost also shall provide such stock-in-trade and inventory of the casino portion of the Hotel/Casino (the "Casino") as in Lessee's reasonable business judgment are necessary to operate the Casino.

                                   ARTICLE 3
                            RENT; BOOKS AND RECORDS

         3.1 Rent: Lessee shall pay to Lessor monthly rent for the Premises in the amount of $62,500.00, without deduction, setoff, prior notice or demand other than as is specifically permitted or required under this Lease. Monthly rent shall be paid in advance on the first day of each calendar month, commencing on the Commencement Date and continuing during the Lease Term; provided, however, that if the Commencement Date occurs other than on the first day of a calendar month, rent for such partial calendar month shall be paid on the Commencement Date. Monthly rent for any partial month shall be prorated at the rate of 1/30th of the monthly rent per day.

         All rent due hereunder shall be paid to Lessor in lawful money of the United States of America and at the address of Lessor set forth in Section 15.5 hereof, or to such other person or at such other place as Lessor may from time to time designate to Lessee in writing.

         3.2 Late Payment of Rent. All past due rent and additional rent hereunder shall bear interest at the Default Rate (as hereinafter defined) if not paid within ten (10) days of the date such payment is due, commencing on the due date of such payment.

         3.3 Books and Records: Lessee shall maintain at the Premises or at Lessee's principal executive offices complete and accurate books and records of the operations of the Premises, which books and records shall, to the extent permitted by applicable Nevada gaming statutes and regulations, be open to inspection by Lessor or its duly authorized representative during ordinary business hours and upon reasonable prior notice to Lessee.

         3.4 Financial Statements: To the extent permitted by applicable Nevada gaming statutes and regulations, Lessee shall deliver to Lessor monthly financial statements of the operations of the Premises during the Lease Term. These financial statements will be delivered to Lessor no later than the thirtieth (30th) day of each month for the operations of the immediately preceding month. The financial statements will be in substantially the same form and content as those statements prepared by Lessee before the Commencement Date.

                                   ARTICLE 4
                USE; MAINTENANCE; ALTERATIONS; MECHANICS' LIENS

         4.1 Use: Lessee shall use the Premises as a hotel/casino (including a restaurant and bar) and for related activities, or for any other purpose or purposes consented to by Lessor.

         Subject to such closure(s) of all or a part of the Premises as from time to time may be necessary to make repairs, replacements, restorations or improvements required or permitted by this Lease, Lessee shall operate the Premises and shall keep the Premises open for business continuously during all such hours and on such days as is customary for hotel/casinos in the Las Vegas, Nevada metropolitan area.

         Lessee shall carry on the business of the Premises in compliance with all applicable statutes, ordinances, resolutions, rules, regulations, orders or other requirements (collectively "laws") of any governmental authority having jurisdiction over the Premises in effect on the Commencement Date or at any time during the Lease Term, including, without limitation, any regulation or order of a board of fire examiners. Without limiting the generality of the foregoing, Lessee at its cost shall obtain and maintain any and all such business licenses and permits as are required by applicable law in connection with operation of the restaurant and bar portions of the Premises, and all licenses and other approvals required by applicable Nevada gaming statutes and regulations.

         4.2 Maintenance: Subject to Section 4.5 and Articles 9 and 10 hereof, Lessee at its cost shall maintain the Premises in the same operating condition and state of repair as on the Commencement Date.

         4.3 Alterations: Lessee shall not make any structural or exterior additions or changes to the Premises ("alterations") without first obtaining Lessor's consent.

         Lessee shall have the right to make, at Lessee's cost and without Lessor's consent, such nonstructural alterations to the interior of the Premises as Lessee in its reasonable business judgment requires in order to conduct its business on the Premises. In making any such nonstructural interior alterations, Lessee shall comply with the following:

                 4.3.1 Lessee shall submit to Lessor, not less than 15 days before the date Lessee intends to commence such alterations, reasonably detailed final plans and specifications and working drawings of the proposed alterations and the name of Lessee's contractor.

                 4.3.2 Lessee shall not commence the alterations until two days after Lessor receives notice from Lessee of the date the alterations are to be commenced, so that Lessor at its option may post on the Premises an appropriate notice of nonresponsibility.

                 4.3.3 All permits and other approvals or authorizations of governmental authorities that Lessee is required by applicable law to obtain in connection with the making of the alterations, if any, shall be so obtained before the alterations are commenced.

                 4.3.4 The alterations shall be completed with due diligence and shall comply in all material respects with the plans, specifications and working drawings referred to in subsection 4.3.1 hereof and with all applicable laws.

         Notwithstanding the foregoing, no such non-structural interior alterations shall be made without Lessor's consent if such alterations will change the character, color schemes or theme of the Premises. In addition, in the event that after receipt of final plans and specifications of such non-structural interior alterations pursuant to subsection 4.3.1 hereof, Lessor in its sole discretion disapproves of such alterations, such alterations shall not be made and Lessor and Lessee shall cooperate with each other so that such alterations that are required shall be made in a manner mutually agreed between Lessor and Lessee.

         Any alterations made by Lessee pursuant to this Section 4.3 shall remain on and be surrendered with the Premises on expiration or earlier termination of the Lease Term.

         4.4 Mechanics' Liens: Lessee shall pay all costs of construction done by or for Lessee on the Premises as permitted by this Lease. Lessee shall keep the Premises free and clear of any mechanics' lien resulting from any such construction; provided, however, that Lessee shall have the right to contest the correctness or validity of any such lien if, immediately on demand of Lessor, Lessee procures a bond and secures the release of the lien in accordance with NRS Section Section 108.2413 et. seq.

         4.5 Maintenance, Repair and Replacement Expenditures. During the Lease Term, Lessee has certain obligations specified in this Lease to maintain, repair and/or replace certain items in the ordinary course of business and in the exercise of Lessee's reasonable business judgment, including, but not limited to (i) FF&E under clauses (i) and (iii) of the first sentence of
Section 2.1 ("FF&E Maintenance") and (ii) the Premises under Section 4.2 ("Premises Maintenance" and, together with FF&E Maintenance, "Maintenance Obligations").

                 (a) Notwithstanding anything to the contrary in this Lease (except Articles 9 and 10 hereof), Lessee is not obligated to spend more than $75,000 (the "MRR Cap") for the Maintenance Obligations during the Lease Term, or such lesser or greater pro rata amount of the MRR Cap if the Lease Term is less or more than twelve months. If Lessee determines in its reasonable business judgment that FF&E Maintenance or Premises Maintenance is required during the Lease Term and the estimated cost thereof will exceed the MRR Cap, then Lessee shall give written notice to Lessor of the same and the date on which the estimated difference will be incurred or payable (the "MRR Due Date") within 15 days after determining that the cost of the Maintenance Obligations will exceed the MRR Cap. Lessor, within 10 days after receiving such notice, may elect to pay to Lessee the difference (the "MRR Deficiency") between the amount of the estimated cost of the Maintenance Obligations and the MRR Cap on or before the MRR Due Date, in which event Lessee shall perform the Maintenance Obligations and Lessee shall deliver to Lessor upon its request evidence that the MRR Deficiency contributed by Lessor pursuant to this Section
4.5 has been expended by Lessee in paying the Maintenance Obligations. In lieu of Lessor contributing the MRR Deficiency to Lessee, Lessor may direct Lessee to offset that amount to the rental payments due under this Lease that accrue after the MRR Due Date until contributed in full.

                 (b) If Lessor elects to contribute the MRR Deficiency to Lessee as provided in this Section 4.5 and Lessor does not pay the MRR Deficiency to Lessee within ten (10) days after the MRR Due Date, the MRR Deficiency shall bear interest at the Default Rate from the MRR Due Date until paid. In addition, if Lessor does not elect to pay the MRR Deficiency, or if Lessor does not pay Lessee the MRR Deficiency within ten (10) days after the MRR Due Date, Lessee may elect to terminate this Lease. If this occurs, this Lease shall terminate as of the date specified in Lessee's notice of termination.

                 (c) This Section 4.5 does not apply to the provisions of Articles 9 and 10 hereof.

         4.6 Maintenance of Gaming Assets. Lessee represents that, as provided in the Asset Purchase Agreement, it is the owner or lessee of the Gaming Assets, and covenants that it will maintain the Gaming Assets at the Premises in the manner and condition as required by the Asset Purchase Agreement, and, further, that it will own or lease adequate and sufficient gaming equipment, games and devices to operate and maintain the Casino in accordance with the standards of operation in place at the Premises as of the Commencement Date. Lessee further agrees to keep and maintain all Gaming Assets, such other gaming equipment, games and gaming devices in good condition and repair, and repair or replace all damaged or broken gaming equipment, games and devices as and when needed to keep and maintain the Casino operating and in good condition.

         4.7 Lessor's Rights and Obligations Regarding Alterations and Improvements. Lessor may, at its sole cost and expense, make or cause to be made such repairs, alterations, additions, improvements, remodeling, renovations, renewals and replacements (collectively, the "Repairs") to or of the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing, vertical transportation and other elements of the Premises or any other part of the Premises or any equipment or improvements thereon, other than the Gaming Assets, as Lessor in its sole discretion shall deem to be necessary and advisable, provided, however, that any Repairs required by reason of Lessee's act or omission shall be at the sole cost and expense of Lessee, and provided further, that: (a) Lessor must give Lessee prior written notice of Lessor's intention to undertake the Repairs at least fifteen (15) days prior to undertaking such Repairs or such longer period of time as is reasonable in relation to the Repairs; (b) the Repairs must comply with all applicable laws, including any requirements of the Nevada Gaming Authorities; (c) the Repairs will not interfere or disrupt Lessee's operation of the Premises; and (d) Lessor agrees to reimburse Lessee for any necessary costs incurred by Lessee and as are reasonable in relation to the Repairs. Lessor and Lessee shall reasonably cooperate to facilitate the Repairs.

         4.8 Hotel Service Contracts/Non-Gaming Assets. Except as otherwise provided in this Lease or as may otherwise be first approved by Lessor (whose approval shall not be unreasonably withheld), Lessee shall not
(a) except for non-material changes in the ordinary course of business, amend, supplement or otherwise change in any material respect the terms and conditions of any Hotel Service Contracts; (b) enter into any contract or commitment, or incur any liability, with respect to the Non-Gaming Assets, except contracts and commitments entered into, and current liabilities incurred, in the ordinary course of business with third parties; or (c) sell or otherwise dispose of any Non-Gaming Asset, except for dispositions of non-material portions thereof in the ordinary course of business.

                                   ARTICLE 5
                           WORKING CAPITAL; UTILITIES

         5.1 Working Capital: Lessee at its cost shall provide all working capital necessary in Lessee's reasonable business judgment to operate the Premises.

         5.2 Utilities: Lessee shall make all necessary arrangements, if any, for, and pay for, all utilities and similar services furnished to or used by Lessee at the Premises, including, without limitation, electricity, gas, water, telephone service and trash collection.

                                   ARTICLE 6
                           EXCULPATION AND INDEMNITY

         6.1 Exculpation: Lessor shall not be liable to Lessee for any injury, damage or loss to Lessee or Lessee's property from any cause. Lessee hereby waives any and all claims against Lessor for injury, damage or loss to any person, entity or property occurring in, on or about the Premises, other than claims resulting from the negligence or willful misconduct of Lessor.

         6.2 Indemnity: Lessee shall indemnify Lessor and hold Lessor harmless from and against any and all costs and expenses incurred by Lessor as a result of any injury, damage or loss to any person or property occurring in, on or about the Premises; provided, however, that Lessor shall be liable to Lessee for injury, damage and/or loss resulting from the negligence or willful misconduct of Lessor, and Lessor shall indemnify Lessee and hold Lessee harmless from and against any cost or expense occurred by Lessee as a result of any such injury, damage or loss.

         A party's obligation under this Section 6.2 to indemnify and hold the other party harmless shall be limited to the amount that exceeds the amount of insurance proceeds, if any, received by the party being indemnified.

                                   ARTICLE 7
                                   INSURANCE

         7.1 Fire Insurance: Lessee at its cost shall maintain fire and "all-risk" property damage insurance with an extended coverage endorsement insuring the Premises in an amount equal to the full replacement value of the Premises. The insurance policy shall be issued in the names of Lessor and Lessee as their interests appear, and shall provide that any proceeds shall be payable as provided in Article 9 hereof.

         7.2 Liability Insurance: Lessee at its cost shall maintain public liability and property damage insurance with a single combined limit of not less than $10,000,000 insuring against any and all liability of Lessee and its agents and employees arising out of and in connection with Lessee's use or occupancy of the Premises. Both Lessor and Lessee shall be named as an additional insured, and the policy shall contain cross-liability endorsements.

         7.3 Delivery of Policies: An executed copy of each policy of insurance required hereunder, or a certificate of the policy, shall be delivered to Lessor within 10 days after the Commencement Date.

         7.4 Other Insurance: Lessee may also maintain at its cost such other coverages in such amounts as Lessee may determine. Policies of insurance purchased by Lessee under this Section 7.4 will be in the name of Lessee and any proceeds will be payable to Lessee.

         7.5 Form of Policies. Each insurance policy and certificate shall provide, in effect, that the policy will be renewed and further renewed on substantially the same terms and conditions unless the insurer shall give Lessee and Lessor at least thirty (30) days' notice in writing of the insurer's unwillingness to renew. The insurance coverage required to be carried under this Lease shall (a) be written by companies rated "A" or better in current edition of "Best's Insurance Reports" and authorized to do business in Nevada, and (b) name any parties reasonably designated by Lessor or Lessee, as applicable, including any mortgagee, as additional insureds.

         7.6 Worker's Compensation. Lessee shall be solely responsible to maintain workers' compensation insurance coverage for all of its employees working at the Premises in accordance with applicable Nevada law.

                                   ARTICLE 8
                                     TAXES

         8.1 Real Property Taxes: Lessee shall pay all real property taxes and the current portion or portions of any general and special assessments levied or assessed against the Premises during the Lease Term. Lessee's obligation to pay assessments as provided in this Section 8.1 shall be calculated on the basis of the amount due if Lessor allows the assessment to go to bond and the assessment is to be paid in installments, even if Lessor pays the assessment in full.

         8.2 Taxes on Personality: Lessee shall pay before delinquency all taxes, assessments, license fees and other charges levied or assessed against personal property installed or located in or on the Premises during the Lease Term, whether such property is owned by Lessee or Lessor.

         8.3 Taxes on Rent: Lessee shall pay to Lessor before delinquency any tax, fee or excise levied or assessed against Lessor on rent received by Lessor hereunder or by virtue of the letting of the Premises pursuant hereto under any law now in effect or enacted during the Lease Term; provided, however, that Lessee shall not be required to pay any income or franchise taxes or any estate, succession, inheritance or transfer taxes imposed on Lessor.

         8.4 Payment of Taxes: Lessor shall notify Lessee of the taxes payable by Lessee hereunder, and immediately on receipt of the tax bill shall furnish Lessee a copy of the same. Lessee shall pay the taxes no later than the taxing authority's delinquency date or 10 days after receipt of a copy of the tax bill, whichever is later. If permitted by applicable law, Lessee may pay any tax in installments as determined by Lessee in Lessee's reasonable business judgment.


         8.5 Proration: Real and personal property taxes payable pursuant to this Article 8 shall be prorated on a time basis for any partial tax year as provided in subsection 13.1.5 hereof.

                                   ARTICLE 9
                             DAMAGE OR DESTRUCTION

         9.1 Total Destruction: If during the Lease Term the Premises are totally destroyed, this Lease shall automatically terminate as of the 30th day after such destruction.

         9.2 Damage or Destruction Due to Risks Covered by Insurance: If during the Lease Term the Premises and/or the FF&E are damaged or partially destroyed from a risk covered by the insurance described in Section 7.1 hereof and such damage or destruction renders the Premises totally or partially inaccessible or unusable, such damage or destruction shall not terminate this Lease and Lessee shall restore the Premises and/or repair or replace the damaged or destroyed FF&E to substantially the same condition as they were in immediately before the damage or destruction, except that:

                 9.2.1 If applicable law then does not permit the restoration, either party hereto may terminate this Lease immediately by giving notice of the same to the other party; and

                 9.2.2 If in Lessee's reasonable business judgment the costs of the restoration (including, for purposes of this subsection 9.2.2, the costs of required repairs to or replacement of FF&E) will exceed the amount of proceeds to be received from the insurance required under Section 7.1 hereof and to be made available to Lessee, Lessee shall give written notice to Lessor of the same and the date(s) the estimated excess will be incurred or payable (the "Insurance Due Date(s)") within 15 days after determining that the restoration costs will exceed the insurance proceeds. Lessor, within 10 days after receiving such notice, may elect to pay to Lessee the difference (the "Insurance Deficiency") between the amount of insurance proceeds to be made available to Lessee and the costs of restoration on or before the Insurance Due Date(s), in which event Lessee shall restore the Premises as provided above, and Lessee shall deliver to Lessor upon its request evidence that the Insurance Deficiency contributed by Lessor pursuant to this subsection 9.2.2 has been expended by Lessee in paying the costs of restoration.

         If Lessor elects to contribute the Insurance Deficiency to Lessee as provided in this subsection 9.2.2 and Lessor does not pay the Insurance Deficiency to Lessee within ten (10) days after the Insurance Due Date(s), the Insurance Deficiency shall bear interest at the Default Rate from the Insurance Due Date(s) until paid. In addition, if Lessor does not elect to pay the Insurance Deficiency or if Lessor does not pay Lessee the Insurance Deficiency with ten (10) days after the Insurance Due Date(s), Lessee may elect to terminate this Lease. If this occurs, this Lease shall terminate as of the date specified in Lessee's notice of termination.

         9.3     Extraordinary Repairs; Damage or Destruction Due to Uninsured
Risks: If during the Lease Term Lessee will be required to make, in order to maintain the Premises in the operating condition and state of repair required by this Lease, repairs other than in the ordinary course, maintenance or repairs to the Improvements or any of their operating systems (other than the Repairs described in Section 4.7 hereof and regardless of whether the cost of such maintenance or repairs would be capitalized or expensed under generally accepted accounting principles), or if during Lease Term the Premises and/or the FF&E are damaged or partially destroyed from a risk not covered by the insurance described in
Section 7.1 hereof and such damage or destruction renders the Premises totally or partially inaccessible or unusable, neither the necessity of such maintenance or repairs nor such damage or destruction, as the case may be, shall terminate this Lease, and Lessee shall make the necessary maintenance or repairs and replacements or restore the Premises to substantially the same condition as they were immediately before the damage or destruction, except that:

                 9.3.1 If applicable law then does not permit the maintenance, repairs or restoration, either party hereto may terminate this Lease immediately by giving notice of the same to the other party; and

                 9.3.2 If the costs of making such repairs or replacements or the costs of restoration will exceed $50,000, Lessee shall give written notice to Lessor of the same and the date(s) the estimated excess will be incurred or payable (the "Extraordinary Due Date(s)") within 15 days after Lessee determines such repair or replacement or such restoration costs. Lessor, within 10 days after receiving such notice, may elect to pay to Lessee the difference (the "Extraordinary Repair Deficiency") between $50,000 and the actual repair, replacement or restoration costs on or before the Extraordinary Due Date(s), in which event Lessee shall make the necessary repairs or replacements or restore the Premises as aforesaid. Lessee shall provide to Lessor upon Lessor's request evidence that the Extraordinary Repair Deficiency contributed by Lessor pursuant to this Section 9.3 has been expended by Lessee in paying the repair, replacement or restoration costs.

         If Lessor elects to contribute the Extraordinary Repair Deficiency to Lessee as provided in this subsection 9.3.2 and Lessor does not pay the Extraordinary Repair Deficiency to Lessee within ten (10) days after the Extraordinary Due Date(s), the Extraordinary Repair Deficiency shall bear interest at the Default Rate from the Extraordinary Due Date(s) until paid.
In addition, if Lessor does not elect to pay the Extraordinary Repair Deficiency or if Lessor does not pay Lessee the Extraordinary Repair Deficiency within ten (10) days after the Extraordinary Due Date(s), Lessee may elect to terminate this Lease. If this occurs, this Lease shall terminate as of the date specified in Lessee's notice of termination.

         9.4 Restoration of Premises - Minor Loss: If during the Lease Term the Premises and/or the FF&E are damaged or destroyed from a risk covered by the insurance described in Section 7.1 hereof and the total amount of loss does not exceed $250,000, Lessee shall make the loss adjustment with the insurance company insuring the loss, and the proceeds of such insurance shall be paid directly to Lessee for the purpose of repairing or replacing the damaged or destroyed FF&E and/or restoring the Premises in accordance with
Section 9.6 hereof. Lessee shall provide to Lessor upon Lessor's request evidence that all insurance proceeds have been expended by Lessee in paying the repair, replacement or restoration costs.

         9.5 Restoration of Premises - Major Loss: If during the Lease Term the Premises and/or the FF&E are damaged or destroyed from a risk covered by the insurance described in Section 7.1 hereof and the total amount of loss exceeds $250,000, Lessor and Lessee jointly shall make the loss adjustment with the insurance company insuring the loss and on receipt of the proceeds shall immediately pay them to Nevada Construction Services (the "insurance trustee"). In addition, if pursuant to Sections 9.2 or 9.3 hereof Lessor is to contribute to the costs of restoring the Premises and/or repairing or replacing FF&E, Lessor shall deposit with the insurance trustee Lessor's respective contribution towards the costs of restoration, and shall pay directly to Lessee any contribution by Lessor towards the costs of making such FF&E repairs or replacements.

         All sums deposited with the insurance trustee shall be held for the following purposes, and the insurance trustee shall have the following rights and duties:

                 9.5.1 The sums shall be paid in installments by the insurance trustee to the contractor retained by Lessee as construction progresses, for payment of the costs of restoration. A 10% retention fund shall be established that will be paid to the contractor on completion of restoration, payment of all costs, expiration of all applicable lien periods, and proof that the Premises are free of all mechanics' liens and lienable claims.

                 9.5.2 Payment shall be made on presentation of certificate(s) or voucher(s) from the architect or engineer retained by Lessee showing the amount due.

                 9.5.3 If the sums held by the insurance trustee are not sufficient to pay the actual costs of restoration, Lessor shall deposit the amount of the deficiency with the insurance trustee within three days after Lessor receives a request by the insurance trustee indicating the amount of the deficiency.

                 Any sums not disbursed by the insurance trustee after restoration has been completed and final payment has been made to Lessee's contractor shall be delivered within 15 days thereafter to Lessor.

                 All costs and charges of the insurance trustee shall be paid one-half by Lessor and one-half by Lessee.

                 If the insurance trustee resigns or for any reason is unwilling to act or continue to act, Lessee shall substitute a new trustee in the place of the designated insurance trustee, which new trustee shall be an institutional lender, title company or construction control company doing business in Clark County, Nevada.

                 Both parties hereto shall promptly execute all documents and perform all other acts reasonably required by the insurance trustee to perform its obligations under this Section 9.5.

         9.6 Procedure for Restoring the Premises: Within 30 days after the date it is determined that Lessee is obligated to restore the Premises, Lessee at its cost shall engage an architect and/or engineer to prepare final plans and specifications and working drawings complying with applicable law for the restoration of the Premises. The fees and costs of the architect and/or engineer for preparing the plans and specifications and working drawings shall be deemed a cost of restoration and subject to the provisions of Sections 9.4 or 9.5 hereof. The plans and specifications and working drawings shall be delivered by Lessee to Lessor for its approval, and Lessor shall have 15 days after receipt of such plans and specifications and working drawings to either approve or disapprove the same and return them to Lessee. If Lessor disapproves the plans and specifications and working drawings, Lessor shall notify Lessee of its objections and Lessor's proposed solution to each objection.

                 The restoration shall be accomplished as follows:

                 9.6.1 Lessee shall commence the restoration promptly after final plans and specifications and working drawings have been approved by Lessor and by all appropriate governmental authorities and all required permits have been obtained, and shall complete the same as soon as practicable (subject, however, to an extension or extensions for delays resulting from causes beyond Lessee's reasonable control).

                 9.6.2 Lessee shall retain a licensed contractor that is bondable and that shall be required to carry public liability and property damage insurance, and standard fire and extended coverage insurance, during the period of construction in accordance with Sections 7.1 and 7.2 hereof. The contractor shall not commence construction until a completion bond and a labor and materials bond to insure completion of the construction have been delivered to Lessor.

                 9.6.3 Lessee shall notify Lessor of the date of commencement of the restoration not later than two days before commencing the same, so that Lessor at its option may post notices of nonresponsibility on the Premises.

                 9.6.4 On completion of the restoration, Lessee shall immediately record a notice of completion in the county in which the Premises are located.

                 9.6.5 Lessee shall not be required to commence the restoration unless and until sums sufficient to cover the costs of restoration are place with the insurance trustee as provided in Section 9.5 hereof.

         9.7 Abatement or Reduction of Rent: There shall be an abatement or reduction of rent between the date of destruction and the date of completion of restoration, based on the extent to which the damage or destruction interferes with Lessee's use of the Premises.

         9.8 Loss During Last Part of Term: Notwithstanding the prior provisions of this Article 9, if, during the 30 days preceding the then scheduled expiration of the Lease Term (including all permitted extensions thereof), Lessee will be required to make, in order to maintain the Premises and the FF&E in the operating condition and state of repair required by this Lease, repairs other than in the ordinary course, or if during such period there occurs damage to or destruction of the Premises that renders the Premises totally or partially inaccessible or unusable, either Lessor or Lessee may terminate this Lease by giving notice to the other not more than 15 days after the need for such repairs is determined or such damage or destruction occurs, and this Lease shall terminate on the date specified in the notice of termination.

                                   ARTICLE 10
                                 EMINENT DOMAIN

         10.1 Definitions: "Eminent domain" means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a condemnor, and (ii) any sale or other transfer by Lessor to any condemnor, either under threat of condemnation or while legal proceedings or condemnation are pending. "Date of taking" means the date on which the condemnor has the right to possession of the property being condemned. "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation. "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

         10.2 Parties' Rights and Obligations to be Governed by Lease: If there is any taking by eminent domain of all or any part of the Premises or any interest in the Lease, the rights and obligations of the parties hereto shall be determined pursuant to this Article 10.

         10.3 Total Taking: If the Premises are totally taken by eminent domain, this Lease shall terminate on the date of taking.

         10.4 Partial Taking: If any portion of the Premises is taken by eminent domain, this Lease shall remain in effect, except that either Lessee or Lessor my elect to terminate this Lease if 30% or more of the total number of guest rooms on the Premises are, and/or 50% or more of the total floor area of the Casino is, taken.

         If either party so elects to terminate this Lease, that party shall notify the other party of the same within 30 days after the nature and extent of the taking have been finally determined. Such notice shall specify the date of termination of this Lease, which date shall not be earlier than 30 days nor later than 60 days after the date on which the termination notice is given.

         10.5 Effect on Rent: If any portion of the Premises is taken by eminent domain and this Lease remains in full force and effect, then, as of the date of taking, the monthly rent shall be reduced by an amount that is in the same ratio to the monthly rent specified in Section 3.1 hereof as the value of the portion of the Premises taken bears to the total value of the Premises immediately before the date of taking, and Lessee at its cost (subject to Section 10.6 hereof) shall make all repairs and restorations (including repairs to and replacements of FF&E) necessary in Lessee's reasonable business judgment for Lessee to continue to operate the Premises.

         10.6 Award - Distribution: The award shall be divided between Lessor and Lessee based upon the value of their respective interests in the Premises as determined in the eminent domain proceedings or by an independent appraisal (the costs of which shall be paid by Lessor and Lessee in the same ratio as the award is divided); provided, however, that Lessee in all events shall be entitled to receive from the award an amount equal to Lessee's actual costs in making the repairs and restorations provided for in Section 10.5 hereof and that if, in Lessee's reasonable business judgment, the costs of making such repairs and restorations will exceed the amount of the award to be made available to Lessee, Lessee shall give written notice to Lessor of the same and the date(s) the estimated excess will be incurred or payable (the "Condemnation Due Date(s)") within 15 days after determining that such costs will exceed the amount of the award. Lessor, within 10 days after receiving such notice, may elect to pay to Lessee the difference (the "Condemnation Deficiency") between the amount of the award to be made available to Lessee and the costs of the repairs and restorations on or before the Condemnation Due Date(s), in which event Lessee shall refurbish, repair and restore the Premises as provided above, and Lessee shall deliver to Lessor upon its request evidence that the Condemnation Deficiency contributed by Lessor pursuant to this Section
10.6 has been expended by Lessee as provided in this subsection.

         If Lessor elects to contribute the Condemnation Deficiency to Lessee as provided in this Section 10.6 and Lessor does not pay the Condemnation Deficiency to Lessee within ten (10) days after the Condemnation Due Date(s), the Condemnation Deficiency shall bear interest at the Default Rate from the Condemnation Due Date(s) until paid. In addition, if Lessor does not elect to pay the Condemnation Deficiency or if Lessor does not pay Lessee the Condemnation Deficiency within ten (10) days after the Condemnation Due Date(s), Lessee may elect to terminate this Lease. If this occurs, this Lease shall terminate as of the date specified in Lessee's notice of termination.

                                   ARTICLE 11
                           ASSIGNMENT AND SUBLETTING

         11.1 Lessee: Except as otherwise provided in this Section 11.1, Lessee shall not voluntarily assign, mortgage or otherwise transfer or encumber its interest in this Lease or in the Premises, or sublet all or any part of the Premises, without first obtaining Lessor's consent, which consent shall not be unreasonably withheld or delayed.

         Notwithstanding the foregoing provisions of this Section 11.1, Lessee shall have the right, without Lessor's consent:

                 11.1.1 To maintain the subleases and/or concessions of or with respect to the Premises or a part thereof in existence on the date hereof, and to enter into any one or more extensions or other amendments thereof or any one or more replacement subleases or concessions with respect to the portion(s) of the Premises subject to a sublease or concession on the date hereof, if and as long as the term of such extended or replacement sublease or concession does not extend past the scheduled expiration of the Lease Term; and/or

                 11.1.2 To assign Lessee's interest in this Lease to any parent or subsidiary of Lessee or any other subsidiary of Lessee's parent, to any entity with which Lessee may merge or consolidate, or to a purchaser of all or substantially all of the assets or operations of Lessee;

provided, however, that no such assignment or encumbrance shall be made in violation of any Nevada gaming statute or regulation, and Lessee shall continue to be bound by the terms and conditions of this Lease. Consent by Lessor to one sublease, assignment or encumbrance shall not be deemed to be a consent to any successive or future sublease, assignment or encumbrance, and Lessor's acceptance of rent from any person or other entity other than Lessee shall not be deemed a waiver by Lessor of any provision of this Section 11.1.

                 No interest of Lessee in this Lease shall be assignable by operation of law.

         11.2 Lessor: Lessor may not assign or otherwise transfer all or any part of its interest herein or in the Premises without first obtaining Lessee's consent, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing provisions of this Section 11.2, Lessor shall have the right, without Lessee's consent:

                 11.2.1 To assign or transfer Lessor's interest in this Lease or in the Premises to any parent or subsidiary of Lessor or any other subsidiary of Lessor's parent, to any entity with which Lessor may merge or consolidate, or to a purchaser of all or substantially all of the assets or operations of Lessor; and/or

                 11.2.2 To mortgage or otherwise encumber its interest in this Lease or in the Premises; provided, however, that any mortgage or other encumbrance of Lessor's interest shall be made only in accordance with Section
14.1 hereof; provided, however, that no such assignment or encumbrance shall be made in violation of any Nevada gaming statute or regulation, and Lessor shall continue to be bound by the terms and conditions of this Lease.

         No interest of Lessor in this Lease or in the Premises shall be assignable by operation of law.

                                   ARTICLE 12
                         EVENTS OF DEFAULT AND REMEDIES

         12.1 Event of Default: The occurrence of any one or more of the following shall constitute an "Event of Default" by Lessee:

                 12.1.1 Lessee shall fail to pay rent when due, if such failure continues for 10 days after written notice of the same has been given to Lessee;
                 12.1.2 Lessee shall abandon or vacate the Premises. For purposes of this Lease, Lessee shall be deemed to have abandoned and vacated the Premises if Lessee shall fail to occupy and operate the Premises for 15 consecutive days, other than as a result of a fire, flood, explosion, earthquake or other accident or contingency beyond Lessee's reasonable control and not caused by Lessee's negligence or willful misconduct;

                 12.1.3 Lessee shall fail to perform any other provision of this Lease to be performed by Lessee, if such failure continues for 30 days after written notice of the same has been given to Lessee (provided, however, that if the default cannot reasonably be cured within 30 days, Lessee shall not be in default of this Lease if Lessee commences to cure such default during such 30-day period and proceeds diligently to cure the default);

                 12.1.4 Lessee shall fail to possess at all times during the Lease Term all necessary licenses and findings of suitability for the operation of a casino at the Premises; or

                 12.1.5 Lessee shall file a voluntary petition of bankruptcy or a petition or answer seeking reorganization, arrangement, composition or similar relief under present or future federal bankruptcy laws or other applicable law of the United States of America or any state thereof, or shall file a petition to take advantage of any present or future insolvency act or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall consent to the appointment of any receiver, trustee or liquidator of all or a substantial part of its property, or if any petition seeking any of the aforementioned relief shall be commenced against Lessee, and if such proceeding, whether commenced by or against Lessee, is not dismissed within sixty (60) days after such proceeding is commenced.

         12.2 Remedies Upon Default: Upon the occurrence of an Event of Default by Lessee, Lessor shall have the following remedies:

                 12.2.1 Lessor may elect not to terminate Lessee's right to possession and to continue this Lease in full force and effect, in which event this Lease shall so continue unless and until Lessor so terminates Lessee's right to possession. During the period Lessee is in default, Lessor may enter the Premises and relet them, or any part of them, to one or more third parties for Lessee's account. Lessee shall pay to Lessor the rent due under this Lease on the dates the rent is due, less the rent Lessor receives from any reletting as hereinafter provided, and shall reimburse Lessor immediately upon demand for all costs and expenses Lessor incurs in so reletting the Premises as follows:
If Lessor elects to relet the Premises as provided in this subsection 12.2.1, rent that Lessor receives from reletting shall be applied as follows:

                 First, all costs, including for maintenance, incurred by Lessor in reletting; and

                 Second, rent due and unpaid under this Lease.

                 After deducting the payments referred to in the immediately preceding paragraphs, any sum remaining from the rent Lessor receives from reletting shall be held by Lessor and applied in payment of future rents as rent becomes due under this Lease. In no event shall Lessee be entitled to any excess rent received by Lessor.

                 No act by Lessor permitted by this subsection 12.2.1 shall terminate this Lease unless Lessor notifies Lessee that Lessor elects to terminate this Lease.

                 12.2.2 Lessor may terminate Lessee's right to possession of the Premises by giving notice to Lessee of the same, whereupon this Lease shall terminate. Upon such termination, Lessor may recover from Lessee (i) the worth, at the time of award, of the unpaid rent that had been earned at the time of termination; (ii) the worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination until the time of award exceeds the amount of the rental loss that Lessee proves could have been reasonably avoided; (iii) the worth, at the time of the award, of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; and (iv) any other amount, and court costs, necessary to compensate Lessor for all detriment proximately caused by Lessee's default.

                 "The worth, at the time of the award," as used in clauses (i) and (ii) of the immediately preceding paragraph, is to be computed by allowing interest at the Default Rate (as defined in subsection 12.2.3 below). "The worth, at the time of the award," as used in clause (iii) of the immediately preceding paragraph, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus 1%.

                 12.2.3 Lessor may, at any time after Lessee commits an Event of Default, cure such default at Lessee's cost. If Lessor in connection therewith pays any sum or does any act that requires the payment of any sum, such sum, together with interest thereon at the per annum rate of interest publicly announced from time to time by Bank of America NT&SA in San Francisco, California as its "Reference Rate" plus 5% (the "Default Rate") from the date the sum is paid by Lessor, shall be additional rent hereunder, and shall be paid by Lessee to Lessor within 10 days after Lessor renders to Lessee a bill therefor.

         12.3 Non-Exclusive Remedies: The remedies afforded to Lessor by this Lease shall be cumulative and in addition to any one or more remedies now or later available by law.

                                   ARTICLE 13
                            SURRENDER OF POSSESSION

         13.1 Surrender: Upon the expiration or within 10 days after any earlier termination of the Lease Term, Lessee shall surrender to Lessor the Premises in the same condition as on the Commencement Date, ordinary wear and tear and damage or destruction covered by Articles 9 and 10 hereof excepted. In connection with such surrender:

                 13.1.1 Subject to applicable provisions of the Asset Purchase Agreement, Lessee shall be entitled to remove from the Premises all Gaming Assets, Inventories (as defined in the Asset Purchase Agreement) and other personal property of Lessee then located at or installed in the Premises (except as otherwise provided in subsections 2.1.2 and 13.1.2 hereof) within the stated time, and at Lessee's cost make whatever repairs to the Premises are necessitated by the removal.

                 13.1.2 All operating supplies and non-inventory consumable goods, located at the Premises upon the expiration or earlier termination of the Lease Term shall (except to the extent such items are thereafter sold or consumed in the ordinary course of business) be surrendered with the Premises and shall become the property of Lessor, without additional charge. These operating supplies and non-inventory consumable goods shall not be less than 85% of the book value of the items as at the time Lessor acquired and/or valued them pursuant to the Asset Purchase Agreement.

                 13.1.3 Upon surrender of the Premises, Lessor shall reimburse Lessee for all cash and cash equivalents then on hand at the Premises, including cash held in house banks, change booths and/or the Slot Machines. Lessor shall also reimburse Lessee for casino chips and tokens then outstanding at the Hotel/Casino in accordance with Section 4A.3.3 of the Asset Purchase Agreement.

                 13.1.4 Upon surrender of the Premises, Lessee shall (a) terminate the Employee Plans (as defined in the Asset Purchase Agreement) so that, upon surrender of the Premises, Lessor shall not be obligated to any employees of Lessee, whether or not hired by Lessor, with respect to and under such Employee Plans and (b) pay to its employees at the Premises all salaries, wages and sick back pay accrued, all vacation pay earned, and all other employee benefits accrued through or earned as of the expiration or earlier termination of the Lease Term.

                 13.1.5 Any and all expenses (including prepaid expenses) incurred by Lessee in operating the Premises during the Lease Term (including, without limitation, pursuant to the second paragraph of Section 1.1A hereof) shall be allocated and apportioned between Lessor and Lessee as of the date the Lease Term expires or is earlier terminated, and such expenses, together with any and all expenses described in subsections 4A.4.1 and 4A.4.2 of the Asset Purchase Agreement, shall be prorated by Lessor and Lessee upon surrender of the Premises, in each case in the manner provided in subsections 4A.4.1 and 4A.4.2 of the Asset Purchase Agreement.

                 Notwithstanding the foregoing provisions of this subsection 13.1.5, (i) Lessee shall retain or be entitled to receive all guest room rentals, all restaurant revenues, banquet and lounge food and beverage revenues and all meeting room rentals earned for the night period beginning on the day preceding the date on which the Lease Term expires or is earlier terminated and ending at noon on such expiration or termination date; (ii) guest room deposits and any other deposits or advance rentals paid to Lessee under bookings or other confirmed reservations for the use of Hotel/Casino guest room or banquet or other Hotel/Casino facilities for any period after the above-referenced night period shall be paid to Lessor, and Lessor shall duly perform the obligations of Lessee under such agreements, bookings or reservations in accordance with their respective terms; and (iii) Lessee shall retain or be entitled to receive all other revenues of the Premises earned before such expiration or termination date, including gaming revenues evidenced by markers.

         13.2 Post-Termination Deliveries: Lessor shall accept delivery of, and duly pay the vendors of such items for, any and all FF&E, Inventory and other assets delivered to the Premises after the expiration or earlier termination of the Lease Term pursuant to purchase orders made by Lessee during the Lease Term pursuant to clause (iii) of the first sentence of Section 2.1 hereof but without obtaining Lessor's prior consent; provided, however, that the aggregate amount payable by Lessor pursuant to this Section 13.2 shall not exceed $25,000 if the Lease Term was 12 months or less or $37,500 if the Lease Term was more than 12 months.

         13.3 Accounts Receivable: For a period of 90 days following the date on which Lessee surrenders the Premises to Lessor, Lessor shall bill in the ordinary course of business all guests of the Premises who as of the date of such surrender owed Lessee monies for accommodations, goods or services furnished by Lessee during the Lease Term and who have checked out of the Premises prior to the date of surrender. All funds collected by Lessor as a result of such billing shall be applied in the order of the age of the outstanding accounts receivables of such payee (from the oldest to the most recent), except where due to a dispute a particular payment is designated by the payee to be applied other than to that payee's oldest account receivable, in which case such specified application shall control. All monies collected by Lessor with respect to the foregoing accounts receivable shall be accounted for and remitted by Lessor to Lessee monthly with a statement showing the collection. Lessor's sole obligation with respect to collection of the accounts receivable described in this Section 13.3 shall be the billing of such amounts in the ordinary course of Lessor's business, and after the expiration of the 90-day period referred to herein, Lessor shall have no further obligation to attempt to collect the same.

                                   ARTICLE 14
                         SUBORDINATION; QUIET ENJOYMENT

         14.1 Subordination: This Lease is and shall be prior to any encumbrance recorded after the date hereof affecting the Premises. If, however, a lender requires that this Lease be subordinate to any mortgage or deed of trust to be granted to such lender to secure the repayment of debt owed or to be owed by Lessor to such lender, this Lease shall be subordinate to that encumbrance if Lessor first obtains from the lender a written agreement that provides substantially as follows:

                 "As long as Lessee pays all amounts required to be paid by Lessee under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under, the encumbrance, and no actions taken pursuant to the encumbrance, shall affect Lessee's rights under this Lease; provided, however, this Lease may be terminated by such lender upon sixty-two (62) days written notice to Lessee."

         Subject to the foregoing, Lessee shall attorn to any purchaser or assignee of the Premises at any foreclosure sale, or to any grantee or transferee designated in any deed given in lieu of foreclosure, and shall execute an agreement and any other documents in form and content reasonably acceptable to Lessee required by the lender to accomplish the purposes of this
Section 14.1.

         14.2 Quiet Enjoyment: Lessor covenants that conditioned upon Lessee's payment of the rent and performance of the other covenants hereof to be performed by Lessee, Lessee may peaceably and quietly have, hold and enjoy the Premises in accordance with the provisions of this Lease, without hindrance from Lessor or any other person or entity.

                                   ARTICLE 15
                                 MISCELLANEOUS

         15.1 Governing Law: This Lease shall be construed in accordance with and governed by the laws of the State of Nevada.

         15.2 Severability: The unenforceability, invalidity or illegality of any provision hereof shall not affect the enforceability, validity or legality of any other provision hereof, and any such unenforceable, invalid or illegal provision shall be limited only to the extent necessary to conform to applicable law and so as most closely carry out the intent of the parties hereto as expressed herein.

         15.3 Construction: No provision of this Lease shall be construed in favor of or against either party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof or by reason of the extent to which such provision or any other provision of this Lease is inconsistent with any prior draft hereof.

         15.4 Captions: The captions of the Articles and Sections of this Lease have been inserted for convenience only, and shall not be used in any way to modify, construe or otherwise affect this Agreement. All references to Sections hereof include all subsections of such Sections.

         15.5 Notices: Any and all notices that either party hereto desires or is required to give to the other party pursuant to this Lease shall be in writing and delivered in person, sent by overnight courier or sent by prepaid, registered or certified U.S. mail, addressed as follows:


         If to Lessor:            c/o Crown Casino Corporation
                                  2415 West Northwest Highway
                                  Suite 103
                                  Dallas, Texas  75220
                                  Attn:  Mark D. Slusser, Chief Financial
                                      Officer


         With a copy to:          Stumpf & Falgout
                                  1400 Post Oak Boulevard
                                  Suite 400
                                  Houston, Texas  77056
                                  Attn:  T. J. Falgout, III

         If to Lessee:            c/o Starwood Lodging Corporation
                                  11845 Olympic Boulevard
                                  Suite 550
                                  Los Angeles, California  90064
                                  Attn:  Kevin Mallory, Executive Vice
                                      President


         With a copy to:          Lionel Sawyer & Collins
                                  1100 Bank of America Plaza
                                  50 West Liberty Street
                                  Reno, Nevada  89501
                                  Attn:  Dan R. Reaser
or to such other person or place as either party hereto my designate in writing in the manner provided herein for giving notice. Each such notice so delivered, couriered or mailed shall be deemed delivered when personally delivered, as of the first business day after the date so sent by courier, or as of the third business day after the date so sent by mail, as the case may be.

         15.6 Successors in Interest: Subject to Article 11 hereof, the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any right or remedy under or by reason of this Lease.

         15.7 No Merger: The voluntary or other surrender of this Lease by Lessee or actual termination or other cancellation thereof shall not work a merger, and shall, and Lessor's sole option, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Lessor of all rights of Lessee under or pursuant to such subleases or subtenancies.

         15.8 Termination of Obligations: Upon the expiration or earlier termination of this Lease, neither Lessor nor Lessee shall have any further liability or obligation hereunder, except for rent or other amounts accrued and owing as of the date of such expiration or termination.

         15.9 Attorneys' Fees: In the event that any action, suit or proceeding is commenced under or in connection with this Lease or for the recovery of possession of the Premises, including any insolvency or bankruptcy proceeding, the losing party shall pay to the prevailing party in any such action, suit or proceeding the reasonable attorneys' fees incurred by the prevailing party in connection therewith, together with all costs and expenses of the prevailing party.

         15.10 Counterparts: This Lease may be entered into in more than one counterpart, each of which shall be deemed an original when executed, and which together shall constitute but one and the same Lease.

         15.11 Further Information: From time to time after the expiration or earlier termination of the Lease Term, Lessee may, upon reasonable prior notice to Lessor, make copies of the records of the Premises with respect to the Lease Term to the extent reasonably required by Lessee (i) to prepare its financial statements for the period(s) including all or a portion of the Lease Term, (ii) to prepare and substantiate Lessee's tax returns (including, without limitation, in connection with any audit), or (iii) to prepare for, prosecute, defend or settle any litigation pending or threatened against Lessee with respect to its operation of the Premises hereunder; provided, however, that Lessee may not remove any such books and records from the Premises. Lessor shall maintain all original books and records of the Premises with respect to the Lease Term for such time periods as are required by the Internal Revenue Service and the Nevada gaming authorities.

         15.12 Integration: This Lease contains all of the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof, and no representation, warranty or agreement not specifically made herein shall be deemed to exist or to bind any of the parties hereto with respect to the subject matter hereof.

         15.13 Amendments: This Lease may not be amended or supplemented except by a writing signed by the party or parties to be bound thereby.

         15.14 No Recordation: This Lease shall not be recorded; provided, however, that if either party hereto requests the other party to do so, the parties shall execute a memorandum of this Lease in recordable form describing expiration dates of the Lease Term, which memorandum may be recorded by either party at such party's cost.

         15.15 Guaranty Agreements. Starwood Lodging Corporation, a Maryland corporation, shall guarantee the full and faithful performance of the covenants, agreements and obligations of Lessee pursuant to the terms of this Lease in accordance with the terms of a Guaranty Agreement in the form of
Exhibit 15.15A attached hereto. Similarly, Crown Casino Corporation, a Texas corporation, shall guarantee the full and faithful performance of the covenants, agreements and obligations of Lessor pursuant to the terms of this Lease in accordance with the terms of a Guaranty Agreement in the form of
Exhibit 15.15B attached hereto.

         15.16 Entry. Lessor may enter the Premises at any time to (i) inspect the Premises, (ii) determine whether Lessee is complying with all its obligations hereunder, (iii) make Repairs in accordance with Section 4.7 hereof, and (iv) post notices of non-responsibility. Except in emergency situations, Lessor shall give Lessee at least twenty-four (24) hours prior notice of entry. In no event shall Lessor have access to any area for which access is restricted in accordance with Nevada gaming laws, except pursuant to such laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first written above.

LESSOR:                           LESSEE:

CROWN CASINO NEVADA, INC., a      HOTEL INVESTORS CORPORATION
Nevada corporation                      OF NEVADA, INC., a Nevada
                                        corporation



By:  _________________________    By:  ________________________
Name:  _______________________    Name:  ______________________
Title:  ______________________    Title:  _____________________


                                 The Hotel Land


ALL THAT REAL PROPERTY SITUATED IN THE COUNTY OF CLARK, STATE OF NEVADA, DESCRIBED AS FOLLOWS:

THOSE PORTIONS OF THE SOUTHEAST QUARTER (SE 1/4) OF THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 16 AND THE NORTH HALF (N 1/2) OF THE NORTH HALF (N 1/2) OF
SECTION 21, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M., FURTHER DESCRIBED AS
FOLLOWS:

PARCEL ONE

LOTS SEVENTY-FIVE (75) AND SEVENTY SIX (76) IN BLOCK FOUR (4) OF FLAMINGO ESTATES, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 5 OF PLATS, PAGE 22, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA.

PARCEL TWO

LOTS ONE HUNDRED TWO (102) AND ONE HUNDRED THREE (103) IN BLOCK FIVE (5) OF FLAMINGO ESTATES, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 5 OF PLATS, PAGE 22, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA.

PARCEL THREE

LOT ONE HUNDRED FIVE (105) IN BLOCK FIVE (5) OF FLAMINGO ESTATES, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 5 OF PLATS, PAGE 22, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA.

EXCEPTING THEREFROM THE SOUTHERLY TEN (10) FEET AS CONVEYED TO THE COUNTY OF CLARK, BY DOCUMENT NO. 658664 IN BOOK 699 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL FOUR

LOT ONE HUNDRED FOUR (104) IN BLOCK FIVE (5) OF FLAMINGO ESTATES, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 5 OF PLATS, PAGE 22, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA.

EXCEPTING THE SOUTHERLY TEN (10) FEET AND THAT CERTAIN SPANDREL AREA AT THE SOUTHWESTERLY CORNER (SW COR.) OF SAID LOT 104 BOUNDED ON THE WEST BY THE EASTERLY RIGHT-OF-WAY OF AUDRIE STREET (60.00 FEET WIDE), BOUNDED ON THE SOUTH BY THE NORTHERLY RIGHT-OF-WAY OF FLAMINGO ROAD (50.00 FEET FROM THE CENTERLINE) AND ON THE NORTHEAST BY A CURVE CONCAVE NORTHEASTERLY WITH A RADIUS OF 22.00 FEET.


PARCEL FIVE

LOT ONE HUNDRED SIX (106) IN BLOCK FIVE (5) OF FLAMINGO ESTATES, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 5 OF PLATS, PAGE 22, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA.

EXCEPTING THEREFROM THE SOUTHERLY TEN (10) FEET, THE EASTERLY FOURTEEN (14) FEET FURTHER EXCEPTING THE WESTERLY TWENTY (20) FEET OF THE EASTERLY THIRTY-FOUR (34) FEET, NOT INCLUDING THE SOUTHERLY 135.50 FEET.

                               The Apartment Land


ALL THAT REAL PROPERTY SITUATED IN THE COUNTY OF CLARK, STATE OF NEVADA, DESCRIBED AS FOLLOWS:

THOSE PORTIONS OF THE SOUTHEAST QUARTER (SE 1/4) OF THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 16 AND THE NORTH HALF (N 1/2) OF THE NORTH HALF (N 1/2) OF
SECTION 21, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M., FURTHER DESCRIBED AS
FOLLOWS:

LOTS ONE HUNDRED (100) AND ONE HUNDRED ONE (101) IN BLOCK FIVE (5) OF FLAMINGO ESTATES, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 5 OF PLATS, PAGE 22, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA.

EXCEPTING THEREFROM GAS & OIL RIGHTS AS RESERVED IN DOCUMENT NO. 381100 RECORDED FEBRUARY 19, 1952 AND AS CONVEYED BY DOCUMENT NO. 102052 RECORDED MARCH 25, 1957, ALL IN CLARK COUNTY, NEVADA RECORDS.

               Guaranty Agreement - Starwood Lodging Corporation

                                [To be attached]

                 Guaranty Agreement - Crown Casino Corporation

                                [To be attached]